Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FIDELITY NATIONAL INFORMATION SERVICES, INC.,

SEAHAWK MERGER SUB 1, INC.

SEAHAWK MERGER SUB, LLC

SEAHAWK MERGER SUB 3, INC.

SUNGARD,

and

SUNGARD CAPITAL CORP. II

August 12, 2015

i

EXHIBIT A – Certificate of Incorporation of the Merger 1 Surviving Corporation

EXHIBIT B – Certificate of Incorporation of the Merger 2 Surviving Corporation

EXHIBIT C – Form of Support and Standstill Agreements

EXHIBIT D – Form of Registration Rights Agreement

EXHIBIT E – Form of Letter of Transmittal

EXHIBIT F – Parent Representation Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2015 (this “Agreement”), by and among SunGard, a Delaware corporation (the “Company”), SunGard Capital Corp. II, a Delaware corporation (“SCCII”), Fidelity National Information Services, Inc., a Georgia corporation (“Parent”), Seahawk Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 1”), Seahawk Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub 2”), and Seahawk Merger Sub 3, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub 3”, and, together with Merger Sub 1 and Merger Sub 2, the “Merger Subs”).

WHEREAS, the board of directors of each of Parent, Merger Sub 1, Merger Sub 3, the Company and SCCII and the managers of Merger Sub 2, have (a) determined that the Mergers are advisable and fair to, and in the best interests of, Parent, the Merger Subs, the Company or SCCII, as the case may be, and (b) approved and adopted this Agreement and the transactions contemplated hereby and thereby, including the Mergers;

WHEREAS, for United States federal income tax purposes, to the extent provided in Section 2.7, (a) it is intended that Merger 1 and Follow-On Merger 1, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (b) it is intended that Merger 2 and Follow-On Merger 2, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (c) this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, Parent is executing a registration rights agreement together with and in favor of certain holders of Consolidated Capital Stock attached hereto as Exhibit D (the “Registration Rights Agreement”); and

WHEREAS, Parent, the Merger Subs and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“280G Stockholder Approval” has the meaning set forth in Section 6.16.

“280G Waivers” has the meaning set forth in Section 6.16.

“Action” has the meaning set forth in Section 4.9(a).

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), (b) for the avoidance of doubt, if such specified Person is an investment fund, any other investment fund, the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, and (c) if such specified Person is a natural Person, any family member of such natural Person. “Controlled” and “controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of the Company include any “portfolio company” (as such term is customarily used among institutional investors) of any holder of Consolidated Capital Stock or its affiliated investment funds.

“Affiliate Agreement” has the meaning set forth in Section 4.21.

“Aggregate Cash Amount” means $2,288,700,000 less the Excess Company Transaction Fees.

“Aggregate Merger 2 Cash Amount” means the aggregate Per Share Merger 2 Cash Consideration paid to all holders of SCCII Preferred Shares.

“Aggregate Merger 2 Stock Amount” means the aggregate Per Share Merger 2 Stock Amount paid to all holders of SCCII Preferred Stock.

“Aggregate Stock Amount” means 44,663,899 shares of Parent Common Stock.

“Aggregate Stockholder Cash Consideration” means, (a) for a holder of Class L Common Stock, an amount of cash consideration equal to the product of (i) the Per Share Merger 1 Cash Amount multiplied by (ii) the number of shares of Class L Common Stock held by such holder and converted into the right to receive the Per Share Merger 1 Consideration pursuant to this Agreement and (b) for a holder of SCCII Preferred Stock, an amount of cash consideration equal to the product of (i) the Per Share Merger 2 Cash Amount multiplied by (ii) the number of shares of SCCII Preferred Stock held by such holder and converted into the right to receive the Per Share Merger 2 Consideration pursuant to this Agreement.

“Aggregate Vested Equity Award Preferred Shares” means the sum of (a) the aggregate amount of Net Option/Appreciation Unit Preferred Shares in respect of all Vested Options and Vested Appreciation Units plus (b) the number of shares of SCCII Preferred Stock underlying all Vested RSUs.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 6.8(a).

“Applicable Withholding Amount” means such amounts as are required to be withheld or deducted under the Code or any applicable provision of Law with respect to the payment made in connection with the cancelation of a Company Equity Award.

“AS Spinco” means SunGard Availability Services Capital, Inc., a Delaware corporation.

“Available Financing” has the meaning set forth in Section 6.14(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in the State of New York are authorized or required by law or other action of a Governmental Entity to close.

“Business Intellectual Property” shall mean all Intellectual Property used in the conduct of the business of the Company or any Company Subsidiary;

“Cancelled Shares” has the meaning set forth in Section 3.1(g).

“Cap Rep Date” has the meaning set forth in Section 4.2(a).

“Cash Ratio” means (a) with respect to Class L Common Stock, a fraction, the numerator of which is the Per Share Merger 1 Cash Amount and the denominator of which is the sum of (i) the product of (A) the Per Share Merger 1 Stock Amount multiplied by (B) the Parent Measurement Price plus (ii) the Per Share Merger 1 Cash Amount and (b) with respect to SCCII Preferred Stock, a fraction, the numerator of which is the Per Share Merger 2 Cash Amount and the denominator of which is the sum of (i) the product of (A) the Per Share Merger 2 Stock Amount multiplied by (B) the Parent Measurement Price plus (ii) the Per Share Merger 2 Cash Amount.

“Certificate” means a stock certificate which, immediately prior to the Effective Time, represents shares of Company Common Stock or shares of SCCII Capital Stock, as applicable.

“Certificates of Merger” has the meaning set forth in Section 2.3(d).

“Change of Control Payments” means all amounts payable under any Company Employment Agreement, Company Benefit Plan or other “change of control,” termination, retention, severance, compensation or other similar provisions in any written or unwritten plans, policies, programs or agreements or arrangements of the Company or any Company Subsidiary that are paid or payable to any current or former employees, officers, consultants, managers or directors of the Company or any Company Subsidiary solely and exclusively as a result of the consummation of the transactions contemplated by this Agreement (and, for the avoidance of doubt, excluding any such liability resulting from a termination of employment, or change in employment conditions, as of or following the Closing); provided that (a) any amounts in excess of $4,535,000 owed and payable as of the Closing, accrued as of the Closing or otherwise paid after March 31, 2015 and prior to the Closing pursuant to payments due under or in respect of Company Equity Awards in connection with any dividends declared and paid prior to the date hereof shall be considered Change of Control Payments; (b) any amounts payable in respect of

Company Equity Awards pursuant to Section 3.4 (including the employer portion of applicable payroll taxes in respect of such amounts) shall not be considered Change of Control Payments; (c) any retention amounts (i) referenced as item 1 of Section 6.1(b)(ix) of the Company Disclosure Schedule (as it may be amended with the consent of Parent) or (ii) granted after the date hereof without the prior written consent of Parent, in each case, which (x) are paid by the Company or any of the Company Subsidiaries to any of their employees after the date hereof and prior to the Closing or (y) are owed or may be due and payable by the Company or any of the Company Subsidiaries to any of their employees after the Closing, shall be deemed to be a Change of Control Payment and (d) in no event shall a Change of Control Payment include the employer portion of applicable payroll taxes in respect of such Change of Control Payment.

“Class A-1 Common Stock” means the Class A-1 Common Stock of the Company, par value $0.001 per share.

“Class A-2 Common Stock” means the Class A-2 Common Stock of the Company, par value $0.001 per share.

“Class A-3 Common Stock” means the Class A-3 Common Stock of the Company, par value $0.001 per share.

“Class A-4 Common Stock” means the Class A-4 Common Stock of the Company, par value $0.001 per share.

“Class A-5 Common Stock” means the Class A-5 Common Stock of the Company, par value $0.001 per share.

“Class A-6 Common Stock” means the Class A-6 Common Stock of the Company, par value $0.001 per share.

“Class A-7 Common Stock” means the Class A-7 Common Stock of the Company, par value $0.001 per share.

“Class A-8 Common Stock” means the Class A-8 Common Stock of the Company, par value $0.001 per share.

“Class A Common Stock” means the Class A-1 Common Stock, the Class A-2 Common Stock, the Class A-3 Common Stock, the Class A-4 Common Stock, the Class A-5 Common Stock, the Class A-6 Common Stock, the Class A-7 Common Stock and the Class A-8 Common Stock, collectively.

“Class L Common Stock” means the Class L Common Stock of the Company, par value $0.001 per share.

“Clearance Action” has the meaning set forth in Section 6.8(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Appreciation Unit” means a right granted under the Company Equity Plan to receive a number of shares of Class A Common Stock, Class L Common Stock and SCCII Preferred Stock based on the difference between a set base price and the fair market value of such shares of Company Common Stock as of the payment date, or other applicable date.

“Company Benefit Plan” means any “employee benefit plan,” within the meaning of ERISA and all other compensation and benefits plans, programs, policies, practices, or other arrangements (other than any Company Employment Agreement) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is required to contribute, or under which the Company or any Company Subsidiary has any current or potential liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, collective bargaining, change of control or fringe benefit plan, program or policy.

“Company Broker-Dealer” means SunGard Brokerage & Securities Services LLC.

“Company Bylaws” has the meaning set forth in Section 4.1(c).

“Company Charter” has the meaning set forth in Section 4.1(c).

“Company Common Stock” means the Class A Common Stock and the Class L Common Stock.

“Company Credit Agreements” means the Company Receivables Facility Agreement and the Company Revolving and Term Loan Facility Agreement, as applicable.

“Company Disclosure Schedule” has the meaning set forth in the introduction to Article IV.

“Company Employment Agreement” means any (a) contract, (b) offer letter, (c) agreement or (d) arrangement of the Company or any Company Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee, independent contractor or consultant pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Equity Award” means any Company Appreciation Unit, Company Stock Option or Company Restricted Stock Unit.

“Company Equity Award Aggregate Value” means, for each Company Stock Option, Company Appreciation Unit and Company Restricted Stock Unit, the sum of (a) the product of (i) the number of shares of Class L Common Stock underlying such Company Equity Award multiplied by (ii) the Per Share Merger 1 Consideration Value plus (b) the product of (i) the number of shares of SCCII Preferred Stock underlying such Company Equity Award multiplied by (ii) the Per Share Merger 2 Consideration Value.

“Company Equity Plan” means the SunGard 2005 Management Incentive Plan, as amended from time to time.

“Company Financial Statements” has the meaning set forth in Section 4.6.

“Company Investment Adviser” means Seahawk Financial Strategies, LLC.

“Company IP” means each of the following that are owned by the Company or any Company Subsidiary: (i) patented or registered Intellectual Property, (ii) pending patent applications or applications for registration of other Intellectual Property, (iii) all Internet domain names and social media accounts owned by the Company or any Company Subsidiary, and (iv) all copyrights in the Company Software.

“Company IP Contract” means any Contract concerning Intellectual Property to which the Company or any Company Subsidiary is a party (other than (a) non-exclusive license agreements granted to customers in the ordinary course of business, (b) click-wrap, browse-wrap and other non-negotiable agreements, (c) agreements relating to generally commercially-available, off-the-shelf software and/or (d) “open source” or “copyleft” agreements).

“Company IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations and all other information technology equipment used by the Company and the Company Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.16(b).

“Company Material Adverse Effect” means any event, development, change, effect, condition or occurrence (collectively, “Events”) that, individually or in the aggregate with all other Events, has or would reasonably be expected to have a material adverse effect on or with respect to (a) the ability of Company or any Company Subsidiaries to consummate the transactions contemplated hereby, including any such Event that prevents or materially impedes the Company’s or any Company Subsidiary’s ability to consummate the transactions contemplated by this Agreement; or (b) the business, results of operation or financial condition of the Company and the Company Subsidiaries taken as a whole, provided, however, that no Events to the extent relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or the Company Subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of the Company and the Company Subsidiaries, or the performance of this Agreement and the transactions contemplated hereby (provided that no effect shall be given to this clause (iii) for the purposes of Section 4.3(d), Section 4.4, Section 4.11(e) and Section 4.17 and the certificate contemplated by Section 7.2(e) insofar as it relates to such Sections), (iv) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of terrorism, or national or international political or social conditions, or (vi) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that this clause (vi) shall not prevent a determination that any Event underlying such failure to meet projections, budgets, plans or forecasts, earnings or other financial performance or results of operations has, individually or together with other Events, resulted in a Company Material Adverse Effect); except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which the Company and the Company Subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Material Contract” has the meaning set forth in Section 4.13(a).

“Company Owned Properties” has the meaning set forth in Section 4.16(a).

“Company Permits” has the meaning set forth in Section 4.12(b).

“Company Plan” means any Company Benefit Plan other than a Multiemployer Plan and each Company Employment Agreement.

“Company Principal Investor Agreement” means the Second Amended and Restated Principal Investor Agreement, dated March 31, 2014, by and among the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, SDS and certain stockholder parties provided therein, as amended.

“Company Products and Services” shall mean the products and services offered, manufactured, distributed, licensed or sold by the Company or any Company Subsidiary as of the date hereof.

“Company Qualified Plans” has the meaning set forth in Section 4.11(c).

“Company Receivables Facility Agreement” means the Third Amended and Restated Credit and Security Agreement, dated as of May 14, 2014, by and among SunGard AR Financing LLC, as borrower, the financial institutions party thereto from time to time as lenders and General Electric Capital Corporation as a lender, swing line lender and administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Registered Subsidiaries” means Company Investment Adviser, Company Broker-Dealer, Company Transfer Agent and Company UK Broker-Dealer.

“Company Registration Rights Agreement” means the Second Amended and Restated Participation, Registration Rights and Coordination Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, and certain stockholder parties provided therein, as amended.

“Company Regulatory Agreement” has the meaning set forth in Section 4.9(b).

“Company Regulatory Reports” has the meaning set forth in Section 4.23(c).

“Company Reports” has the meaning set forth in Section 4.5.

“Company Representation Letter” means that certain tax representation letter delivered on the date of this Agreement by the Company to Willkie Farr & Gallagher LLP.

“Company Restricted Stock Unit” means a restricted stock unit granted under the Company Equity Plan.

“Company Revolving and Term Loan Facility Agreement” means the Amended and Restated Credit Agreement, dated as of August 11, 2005, by and among SDS, SunGard Holdco LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Company Software” shall mean any Software owned or purported to be owned by the Company.

“Company Source Code” shall mean, collectively, any software source code, any material portion or aspect of software source code, and any information, annotations, commentary or algorithm contained in or relating to any software source code, of any of the Company Products and Services that are owned by the Company or any Company Subsidiary.

“Company Stock Option” means an option granted under the Company Equity Plan to purchase Class A Common Stock, Class L Common Stock and/or SCCII Preferred Stock at a fixed exercise price.

“Company Stockholders Agreement” means the Second Amended and Restated Stockholders Agreement, dated March 31, 2014, by and among SDS, the Company, SCCII, SunGard Holding Corp., SunGard Holdco LLC, and the stockholder parties provided therein.

“Company Subsidiary” means any direct or indirect Subsidiary of the Company.

“Company Transfer Agent” means SunGard Investor Services, LLC.

“Company UK Broker-Dealer” means SunGard Global Execution Services Ltd.

“Competing Transaction” has the meaning set forth in Section 6.3.

“Confidentiality Agreement” means that certain letter agreement dated June 16, 2015, by and between the Company, SCCII, SDS and Parent.

“Consent Solicitation Statement/Prospectus” has the meaning set forth in Section 6.7(d).

“Consolidated Capital Stock” means the Company Common Stock and the SCCII Capital Stock.

“Contract” means any note, bond, mortgage, indenture, deed of trust, lease, license, contract or agreement.

“Controlled Group Liability” means, with respect to the Company or Parent, any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans or the Parent Benefit Plans, as applicable.

“Converted RSUs” has the meaning set forth in Section 3.4(e).

“D&O Indemnitee” has the meaning set forth in Section 6.6(a).

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“Data Protection Laws” has the meaning set forth in Section 4.25(a).

“Debt Commitment Letter” has the meaning set forth in Section 5.14, provided that for the purposes of Section 6.14(a) it shall also include that certain commitment letter dated on or about the date hereof, by and among Fidelity National Information Services, Inc., Bank of America, MLPFS, Wells Fargo Bank and WFS, entered into with respect to the senior unsecured delayed draw term loan facility.

“Debt Financing” has the meaning set forth in Section 5.14.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Effective Time” has the meaning set forth in Section 2.3(a).

“Employees” has the meaning set forth in Section 6.4(a).

“Environmental Claims” has the meaning set forth in Section 4.15.

“Environmental Laws” means any Laws concerning pollution or protection of the environment, or protection of public health and safety or worker health and safety (insofar as affected by exposure to any hazardous substance or waste).

“Equity Awards List” has the meaning set forth in Section 4.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would, at the relevant time, be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Excess Company Transaction Fees” means the amount by which (a) the costs, fees and expenses of investment bankers, accountants, legal counsel and similar outside advisors incurred prior to, or upon, the Closing by the Company and the Company Subsidiaries in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (excluding those contemplated by, and subject to reimbursement by Parent pursuant to, Section 6.12(c) and Section 6.14(b)), plus (b) all Change of Control Payments plus (c) the fees set forth on Section 1.1(b) of the Company Disclosure Schedule, exceed $25,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Events” has the meaning set forth in this Section 1.1 in the definition of “Company Material Adverse Effect.”

“Final Effective Time” has the meaning set forth in Section 2.3(d).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or any other Available Financing, including any party to the Debt Commitment Letter and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their successors and assigns.

“FINRA” means the Financial Industry Regulatory Authority.

“First Certificate of Merger” has the meaning set forth in Section 2.3(a).

“Follow-On 1 Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Follow-On 1 Effective Time” has the meaning set forth in Section 2.3(b).

“Follow-On 1 Surviving Company” has the meaning set forth in Section 2.1(b).

“Follow-On 2 Certificate of Merger” has the meaning set forth in Section 2.3(d).

“Follow-On Merger 1” has the meaning set forth in Section 2.1(b).

“Follow-On Merger 2” has the meaning set forth in Section 2.1(d).

“Foreign Antitrust Approvals” has the meaning set forth in Section 6.8(a).

“Form S-4” has the meaning set forth in Section 6.7(a).

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact, or omission of a fact, material to the transactions contemplated by this Agreement made or omitted with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort Laws.

“Fully-Diluted Outstanding Class L Stock” means, as of any date, the total number of shares of Class L Common Stock outstanding as of such date, including shares of Class L Common Stock underlying (a) Vested RSUs, Vested Options and Vested Appreciation Units and (b) Unvested RSUs determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of Class L Common Stock underlying such awards are delivered to the applicable holders and that no shares of Class L Common Stock are withheld in payment of any applicable exercise price or tax obligations; provided, however, that any Underwater Option and Underwater Appreciation Unit shall, in each case, be disregarded for purposes of this definition.

“GAAP” has the meaning set forth in Section 4.6.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Intellectual Property Licenses” shall mean any grant (or covenant not to assert) by another person to the Company or any Company Subsidiary of or regarding any right relating to or under any third person’s Intellectual Property or third person’s technology (excluding commercially-available off-the-shelf software programs licensed pursuant to “shrink wrap” licenses or “click through” licenses).

“Indebtedness” of a Person means, without duplication, the outstanding principal amount of, and all interest, premiums, penalties, prepayment fees and other amounts accrued and unpaid in respect of, (a) any indebtedness for borrowed money of such Person, whether or not recourse to such Person, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all leases of such Person capitalized pursuant to GAAP, (d) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, (e) any reimbursement obligation of such Person with respect to letters of credit (excluding letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of such Person, (f) all obligations to pay the deferred purchase price of property or services to the extent such deferral period exceeds one (1) year, (g) all obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements and (h) any obligation of the type referred to in clauses (a) through (g) of another Person the payment of which such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, in each case, excluding accounts payable and other current liabilities arising in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world including all (a) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (b) patents and inventions and discoveries, whether patentable or not, and improvements; (c) Trade Secrets; (d) copyrights and works of authorship (including in any form or media) (whether or not copyrightable); (e) computer software programs (including source and object code), systems, data, databases and other compilations of information (and including all middleware, firmware, tools, applications and related documentation; (f) disclosures, issuances, applications and registrations and any renewals thereof, and all extensions, modifications, reexaminations, renewals, divisionals, continuations, continuations-in-part, reissues, restorations and reversions for or related to, as applicable, any of the foregoing; and (g) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means such facts and other information that as of the date of determination are actually known to (a) with respect to the Company, the Persons set forth on Section 1.1(a) of the Company Disclosure Schedule and (b) with respect to Parent, the Persons set forth on Section 1.1(b) of the Parent Disclosure Schedule.

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute, treaty, code, rule, by-law, writ, injunction, decision, arbitration award, franchise, license, agency requirement, permit or other award of any Governmental Entity, or any policy, guideline, notice or protocol, in each case, to the extent that it has the force of law.

“Leased Real Property” has the meaning set forth in Section 4.16(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(c)(i).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset. For the avoidance of doubt, Lien does not include any non-exclusive license or similar right granted in the ordinary course of business with respect to any Intellectual Property.

“Merger 1” has the meaning set forth in Section 2.1(a).

“Merger 1 Available Cash Amount” means the Remaining Cash Amount less the product of (a) the Per Share Merger 2 Cash Amount multiplied by (b) the sum of (i) the aggregate number of shares of SCCII Preferred Stock underlying all Vested RSUs plus (ii) the aggregate Net Option/Appreciation Unit Preferred Shares.

“Merger 1 Available Stock Amount” means (a) the Remaining Stock Amount less (b) the product of (i) the Per Share Merger 2 Stock Amount multiplied by (ii) the sum of (A) the aggregate number of shares of SCCII Preferred Stock underlying all Vested RSUs plus (B) the aggregate Net Option/Appreciation Unit Preferred Shares less (c) the quotient of (A) the aggregate Company Equity Award Aggregate Value of all Unvested RSUs divided by (B) the Parent Measurement Price.

“Merger 1 Cash Percentage” means the quotient of (a) the Merger 1 Available Cash Amount divided by (b) the sum of (i) the Merger 1 Available Cash Amount and (ii) the product of (A) the Merger 1 Available Stock Amount multiplied by (B) the Parent Measurement Price.

“Merger 1 Stock Percentage” means the quotient of (a) the product of (i) the Merger 1 Available Stock Amount multiplied by (ii) the Parent Measurement Price, divided by (b) the sum of (i) the Merger 1 Available Cash Amount plus (ii) the product of (A) the Merger 1 Available Stock Amount multiplied by (B) the Parent Measurement Price.

“Merger 1 Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Merger 1 Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a).

“Merger 2” has the meaning set forth in Section 2.1(c).

“Merger 2 Effective Time” has the meaning set forth in Section 2.3(c).

“Merger 2 Stock Percentage” means 75%; provided that, if the Parent Measurement Price is less than the Parent Reference Price, then the Merger 2 Stock Percentage shall instead be 100%.

“Merger 2 Surviving Corporation” has the meaning set forth in Section 2.1(c).

“Merger 2 Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(d).

“Merger Effective Times” has the meaning set forth in Section 2.3(d).

“Merger Sub 1” has the meaning set forth in the Preamble.

“Merger Sub 1 Common Stock” has the meaning set forth in Section 3.1(a).

“Merger Sub 2” has the meaning set forth in the Preamble.

“Merger Sub 2 Units” has the meaning set forth in Section 3.1(c).

“Merger Sub 3” has the meaning set forth in the Preamble.

“Merger Sub 3 Common Stock” has the meaning set forth in Section 3.1(d).

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in Section 2.1(d).

“Money Laundering Laws” has the meaning set forth in Section 4.24(b).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” has the meaning set forth in Section 4.11(d).

“Net Option/Appreciation Unit Class L Share” means, with respect to a Vested Option or Vested Appreciation Unit, a number of shares of Class L Common Stock equal to the product of (a) the number of shares of Class L Common Stock underlying such Vested Option or Vested Appreciation Unit multiplied by (b) the quotient of (i) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit less the aggregate exercise price of such Vested Option or Vested Appreciation Unit divided by (ii) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit.

“Net Option/Appreciation Unit Preferred Share” means, with respect to a Vested Option or Vested Appreciation Unit, a number of shares of SCCII Preferred Stock equal to the product of (a) the number of shares of SCCII Preferred Stock underlying such Vested Option or Vested Appreciation Unit multiplied by (b) the quotient of (i) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit less the aggregate exercise price of such Vested Option or Vested Appreciation Unit divided by (ii) the Company Equity Award Aggregate Value of such Vested Option or Vested Appreciation Unit.

“Non-Recourse Party” has the meaning set forth in Section 9.18.

“Notes” means SDS’s 7.375% Senior Notes due 2018, 7.625% Senior Notes due 2020, and 6.625% Senior Subordinated Notes due 2019.

“NYSE” means the New York Stock Exchange, but if the New York Stock Exchange is not then the principal U.S. trading market for the Parent Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock, or such other applicable common share, is then traded.

“NYSE Rules” means the rules and regulations of the NYSE.

“Open Source Software” has the meaning set forth in Section 4.20(f).

“Orders” has the meaning set forth in Section 4.9(a).

“Owned Business Intellectual Property” shall mean all Business Intellectual Property owned by the Company or any Company Subsidiary.

“Parachute Payments” has the meaning set forth in Section 6.16.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Parent Employment Agreement) providing benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

“Parent Bylaws” has the meaning set forth in Section 5.1(b).

“Parent Charter” has the meaning set forth in Section 5.1(b).

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Disclosure Schedule” has the meaning set forth in the introduction to Article V.

“Parent Employment Agreement” means any material contract, offer letter or agreement of Parent or any Parent Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Parent or any Parent Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Parent Equity Plans” means the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 27, 2015.

“Parent Financial Statements” has the meaning set forth in Section 5.6.

“Parent Material Adverse Effect” means any Event that, individually or in the aggregate with all other Events, has or would reasonably be expected to have a material adverse effect on or with respect to (a) the ability of Parent or any Merger Sub to consummate the transactions contemplated hereby, including any such Event that prevents or materially impedes Parent’s or any Merger Sub’s ability to consummate the transactions contemplated by this Agreement; or (b)

the business, results of operation or financial condition of Parent and the Parent Subsidiaries taken as a whole, provided, however, that no Events relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (a) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (b) general changes or developments in the industries in which Parent or the Parent Subsidiaries operate, (c) the execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of Parent and the Parent Subsidiaries (provided that no effect shall be given to this clause (c) for the purposes of Section 5.3(d) and Section 5.4 and the certificate contemplated by Section 7.3(d) insofar as it relates to such Sections), (d) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation thereof, (e) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of terrorism, or national or international political or social conditions, or (f) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that this clause (f) shall not prevent a determination that any Event underlying such failure to meet projections, budgets, plans or forecasts, earnings or other financial performance or results of operations has, individually or together with other Events, resulted in a Parent Material Adverse Effect); except in the cases of clauses (a), (b), (d) or (e), to the extent that Parent and the Parent Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries and geographies in which Parent and the Parent Subsidiaries operate (in which case solely the incremental disproportionate adverse impact or impacts may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Measurement Price” means the volume weighted average trading price of shares of Parent Common Stock on NYSE for the five (5) consecutive trading days ending on the fifth (5th) trading day immediately preceding the Closing Date.

“Parent Preferred Stock” has the meaning set forth in Section 5.2.

“Parent Reference Price” means $62.63.

“Parent Related Representations” means (i) paragraph 1 of the Company Representation Letter and paragraph 1 of each of the Sponsor Representation Letters, in each case, to the extent the statements in such paragraphs relate to Parent and (ii) paragraph 2 of the Company Representation Letter.

“Parent Reports” has the meaning set forth in Section 5.5.

“Parent Representation Letter” means a tax representation letter executed and delivered by Parent to Willkie Farr & Gallagher LLP in the form attached hereto as Exhibit F.

“Parent Restricted Share Units” has the meaning set forth in Section 5.2.

“Parent Stock Options” has the meaning set forth in Section 5.2.

“Parent Stock Plans” has the meaning set forth in Section 5.2.

“Parent Stock Units” has the meaning set forth in Section 5.2.

“Parent Subsidiary” means any direct or indirect Subsidiary of Parent.

“Per Share Merger 1 Cash Amount” means, with respect to each share of Class L Common Stock (including any underlying a Vested Equity Award), the product of (a) the Per Share Merger 1 Consideration Value multiplied by (b) Merger 1 Cash Percentage.

“Per Share Merger 1 Consideration” means, with respect to each share of Class L Common Stock (including any underlying a Vested Equity Award), each of (a) the Per Share Merger 1 Cash Amount and (b) the Per Share Merger 1 Stock Amount.

“Per Share Merger 1 Consideration Value” means, with respect to each share of Class L Common Stock (including any underlying a Company Equity Award (including any Unvested RSU)), (a) the sum of (i) the product of (x) the Remaining Stock Amount multiplied by (y) the Parent Measurement Price plus (ii) the Remaining Cash Amount plus (iii) the Vested Option/Appreciation Unit Aggregate Proceeds less (iv) the product of (x) the Vested Equity Award Preferred Stock Amount multiplied by (y) the Parent Measurement Price less (v) Vested Equity Award Preferred Cash Amount less (vi) the product of (x) the Unvested Equity Award Preferred Stock Amount multiplied by (y) the Parent Measurement Price divided by (b) the Fully-Diluted Outstanding Class L Stock immediately prior to the Effective Time.

“Per Share Merger 1 Stock Amount” means, with respect to each share of Class L Common Stock (including any underlying a Vested Equity Award), a number of shares of Parent Common Stock, rounded to six decimal places, equal to the quotient of (a) the product of (i) the Per Share Merger 1 Consideration Value multiplied by (ii) the Merger 1 Stock Percentage divided by (b) the Parent Measurement Price.

“Per Share Merger 2 Cash Amount” means an amount of cash equal to (a) the Per Share Merger 2 Consideration Value less (b) the product of (i) the Per Share Merger 2 Stock Amount multiplied by (ii) the Parent Measurement Price.

“Per Share Merger 2 Consideration” means, with respect to each share of SCCII Preferred Stock (including any underlying a Vested Equity Award), each of (a) the Per Share Merger 2 Cash Amount and (b) the Per Share Merger 2 Stock Amount.

“Per Share Merger 2 Consideration Value” means an amount equal to the Liquidation Preference (as defined in the SCCII Charter) of the SCCII Preferred Stock, plus the accrued and unpaid cumulative dividends in respect of a share of SCCII Preferred Stock as of the Closing Date as determined in accordance with the SCCII Charter, as such SCCII Charter may be amended following the date of this Agreement in the form attached to Section 1.1(c) of the Company Disclosure Letter.

“Per Share Merger 2 Stock Amount” means a number of shares of Parent Common Stock, rounded to six decimal places, equal to the quotient of (a) the product of (i) the Per Share Merger 2 Consideration Value multiplied by (ii) the Merger 2 Stock Percentage divided by (b) the Parent Measurement Price; provided that, if the (x) Aggregate Merger 2 Stock Amount plus (y) the product of (A) the Per Share Merger 2 Stock Amount multiplied by (B) the Aggregate Vested Equity Award Preferred Shares plus (z) the quotient of (A) the aggregate Company Equity Award Aggregate Value of all Unvested RSUs divided by (B) the Parent Measurement Price, would, if calculated in accordance with the above formulas, exceed the Aggregate Stock Amount, then the Merger 2 Stock Percentage shall be reduced such that, if calculated in accordance with the Merger 2 Stock Percentage as so reduced, the Aggregate Stock Amount would not be exceeded.

“Per Share Merger Consideration” means the Per Share Merger 1 Consideration or the Per Share Merger 2 Consideration, as applicable.

“Performance-Based Appreciation Unit” means a Company Appreciation Unit, the vesting of which is subject to performance-based criteria.

“Performance-Based Option” means a Company Stock Option, the vesting of which is subject to performance-based criteria

“Performance-Based RSU” means a Company Restricted Stock Unit, the vesting of which is subject to performance-based criteria.

“Permits” has the meaning set forth in Section 4.12(b).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith, in each case for which adequate reserves (as determined in accordance with GAAP), if required under GAAP, have been established on the most recent balance sheet of the Company included in the Company Reports, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (c) Liens expressly disclosed in the footnotes to the most recent balance sheet of the Company included in the Company Reports, as applicable, (d) Liens in effect as of the date hereof under the Company Credit Agreements or the indentures governing the Notes, (e) with respect to any real property that is subject to a Company Lease, Liens that do not materially impair the value or use of such lease, (f) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity and (g) with respect to the Company Owned Properties, minor title defects or irregularities that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Personal Data” means all information that identifies an individual, either alone or when combined with other personal or identifying information, and that is linked or linkable to a specific individual and is processed or stored by the Company or a Company Subsidiary.

“Redemption Notice” has the meaning set forth in Section 6.12(a).

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in Section 6.7(a).

“Released Claim” has the meaning set forth in Section 9.19.

“Released Party” has the meaning set forth in Section 9.19.

“Releasing Party” has the meaning set forth in Section 9.19.

“Remaining Cash Amount” means the Aggregate Cash Amount less the Aggregate Merger 2 Cash Amount.

“Remaining Stock Amount” means the Aggregate Stock Amount less the Aggregate Merger 2 Stock Amount.

“Representatives” has the meaning set forth in Section 6.2.

“Required Stockholder Approval” has the meaning set forth in Section 4.3(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5.

“SCCII” has the meaning set forth in the Preamble.

“SCCII Bylaws” has the meaning set forth in Section 4.1(c).

“SCCII Capital Stock” means the SCCII Common Stock and the SCCII Preferred Stock.

“SCCII Charter” has the meaning set forth in Section 4.1(c).

“SCCII Common Stock” means the Common Stock of SCCII, par value $0.001 per share.

“SCCII Preferred Stock” means 11.5% Cumulative Preferred Stock of SCCII, par value $0.001 per share with a liquidation preference of $100 per share.

“SDS” means SunGard Data Systems Inc., a Delaware corporation.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” shall mean computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

“Sponsor Representation Letters” means those certain tax representation letters delivered on the date of this Agreement by those stockholders who are contemplated to be parties to the Support and Standstill Agreements to Willkie Farr & Gallagher LLP.

“ST&B” has the meaning set forth in Section 9.20.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (b) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Support and Standstill Agreements” has the meaning set forth in Section 8.1(d)(ii).

“Surviving Company” has the meaning set forth in Section 2.1(d).

“Tax” or “Taxes” means all United States federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Tax Sharing Agreement” means the Tax Sharing and Disaffiliation Agreement, dated March 31, 2014, among the Company, SDS, AS Spinco, and SunGard Availability Services Holdings, LLC.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Trade Secrets” means any confidential or proprietary information, trade secrets or know-how (including processes, schematics, business and other methods, formulae, drawings, specifications, prototypes, models, designs, plans, data, research and development, pricing and cost information, business and marketing plans and proposals, vendor, customer and supplier lists).

“Underwater Appreciation Unit” shall mean any Company Appreciation Unit with an aggregate exercise or base price equal to or in excess of the Company Equity Award Aggregate Value of such Company Appreciation Unit, it being understood that Underwater Appreciation Units shall be determined on an iterative basis.

“Underwater Option” shall mean any Company Stock Option with an aggregate exercise price equal to or in excess of the Company Equity Award Aggregate Value of such Company Stock Option, it being understood that Underwater Options shall be determined on an iterative basis.

“United States” or “U.S.” means the United States of America.

“Unvested Equity Award Preferred Stock Amount” means a number of shares of Parent Common Stock equal to the product of (a) the quotient of (i) the Per Share Merger 2 Consideration Value divided by (ii) the Parent Measurement Price multiplied by (b) the aggregate number of shares of SCCII Preferred Stock underlying Unvested RSUs determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of SCCII Preferred Stock underlying such awards are delivered to the applicable holders and that no shares of SCCII Preferred Stock are withheld in payment of any applicable tax obligations.

“Unvested RSUs” means any Company Restricted Stock Units that are unvested immediately prior to the Effective Time and that do not vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Vested Appreciation Units” means any Company Appreciation Units that are vested immediately prior to the Effective Time or that vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Vested Equity Award Preferred Cash Amount” means an amount of cash equal to the product of (a) the Per Share Merger 2 Cash Amount multiplied by (b) the aggregate number of shares of SCCII Preferred Stock underlying Vested RSUs, Vested Options and Vested Appreciation Units determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of Consolidated Capital Stock underlying such awards are delivered to the applicable holders and that no shares of Consolidated Capital Stock are withheld in payment of any applicable exercise price or tax obligations; provided, however, that any Underwater Option and Underwater Appreciation Unit shall, in each case, be disregarded for purposes of this definition.

“Vested Equity Award Preferred Stock Amount” means a number of shares of Parent Common Stock equal to the product of (a) the Per Share Merger 2 Stock Amount multiplied by (b) the aggregate number of shares of SCCII Preferred Stock underlying Vested RSUs, Vested Options and Vested Appreciation Units determined on a fully-diluted, as-if exercised and/or settled basis and assuming that all shares of SCCII Preferred Stock underlying such awards are delivered to the applicable holders and that no shares of SCCII Preferred Stock are withheld in payment of any applicable exercise price or tax obligations; provided, however, that any Underwater Option and Underwater Appreciation Unit shall, in each case, be disregarded for purposes of this definition.

“Vested Equity Awards” means the Vested Options, Vested RSUs or the Vested Appreciation Units, as applicable.

“Vested Option/Appreciation Unit Aggregate Proceeds” means the aggregate exercise price that would be payable to the Company upon exercise or settlement of all Vested Options and all Vested Appreciation Units that are outstanding immediately prior to the Effective Time (assuming that an amount in cash equal to the full exercise price or base price of each Vested Option and each Vested Appreciation Unit were delivered to the Company, regardless of whether the Vested Option or Vested Appreciation Unit requires payment of an exercise price); provided, however, that any Underwater Option and Underwater Appreciation Unit shall be disregarded for purposes of this definition.

“Vested Options” means Company Stock Options, including any Performance-Based Options, that are vested immediately prior to the Effective Time or that vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Vested RSUs” means any Company Restricted Stock Units that are vested immediately prior to the Effective Time or that vest pursuant to their terms or Section 3.4 hereof in connection with the consummation of any of the Mergers.

“Willful Breach” means with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement. For the avoidance of doubt, a party’s failure to consummate the Closing when required pursuant to Section 2.2 shall be a Willful Breach of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Other Definitional Provisions; Interpretation. The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified. Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa; words denoting any gender shall be deemed to include all genders; and words denoting natural persons shall be deemed to include business entities and vice versa. References to dollars or “$” are to United States of America dollars. Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGERS

Section 2.1. The Mergers.

(a) At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into the Company (“Merger 1”), the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the surviving corporation (the “Merger 1 Surviving Corporation”) and as a wholly owned subsidiary of Parent.

(b) Immediately following the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the DLLCA, the Merger 1 Surviving Corporation shall be merged with and into Merger Sub 2 (“Follow-On Merger 1”), the separate corporate existence of the Merger 1 Surviving Corporation shall cease and Merger Sub 2 shall continue as the surviving company (the “Follow-On 1 Surviving Company”) and as a wholly owned subsidiary of Parent.

(c) Immediately following the Follow-On 1 Effective Time and subject to, and upon the terms and conditions of, this Agreement and the applicable provisions of the DGCL, Merger Sub 3 shall be merged with and into SCCII (“Merger 2”), the separate corporate existence of Merger Sub 3 shall cease and SCCII shall continue as the surviving corporation (the “Merger 2 Surviving Corporation”) and as a wholly owned subsidiary of Parent.

(d) Immediately following the Merger 2 Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the DLLCA, the Merger 2 Surviving Corporation shall be merged with and into the Follow-On 1 Surviving Company (“Follow-On Merger 2” and, together with Merger 1, Follow-On Merger 1 and Merger 2, the “Mergers”), the separate corporate existence of Merger 2 Surviving Corporation shall cease and the Follow-On 1 Surviving Company shall continue as the surviving company (the “Surviving Company”) and as a wholly owned subsidiary of Parent.

Section 2.2. Closing. The closing of the Mergers (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 A.M., New York City time, on the third Business Day following the day on which the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.3. Merger Effective Times.

(a) Contemporaneously with the Closing, the Company and Parent will cause Merger 1 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “First Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.

Merger 1 shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the First Certificate of Merger (the “Effective Time”).

(b) Immediately following the Effective Time, Parent will cause Follow-On Merger 1 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Follow-On 1 Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA. Follow-On Merger 1 shall become effective at the time when the Follow-On 1 Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Follow-On 1 Certificate of Merger (the “Follow-On 1 Effective Time”).

(c) Immediately following the Follow-On 1 Effective Time, Parent will cause Merger 2 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Second Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Merger 2 shall become effective at the time when the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Second Certificate of Merger (the “Merger 2 Effective Time”).

(d) Immediately following the Merger 2 Effective Time, Parent will cause Follow-On Merger 2 to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Follow-On 2 Certificate of Merger” and, together with the First Certificate of Merger, the Follow-On 1 Certificate of Merger and the Second Certificate of Merger, the “Certificates of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA. Follow-On Merger 2 shall become effective at the time when the Second Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Second Certificate of Merger (the “Final Effective Time” and, together with the Effective Time and the Follow-On 1 Effective Time and the Merger 2 Effective Time, the “Merger Effective Times”).

Section 2.4. Effect of the Mergers. At the Merger Effective Times, the effect of the Mergers shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in the Merger 1 Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the Merger 1 Surviving Corporation, (b) at the Follow-On 1 Effective Time, all the property, rights, privileges, powers and franchises of the Merger 1 Surviving Corporation and Merger Sub 2 shall vest in the Follow-On 1 Surviving Company, and all debts, liabilities and duties of the Merger 1 Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Follow-On 1 Surviving Company, (c) at the Merger 2 Effective Time, all the property, rights, privileges, powers and franchises of SCCII and Merger Sub 3 shall vest in the Merger 2 Surviving Corporation, and all debts, liabilities and duties of SCCII and

Merger Sub 3 shall become the debts, liabilities and duties of the Merger 2 Surviving Corporation, and (d) at the Final Effective Time, all the property, rights, privileges, powers and franchises of Merger 2 Surviving Corporation and the Follow-On 1 Surviving Company shall vest in the Surviving Company, and all debts, liabilities and duties of Merger 2 Surviving Corporation and the Follow-On 1 Surviving Company shall become the debts, liabilities and duties of the Surviving Company.

Section 2.5. Organizational Documents of the Merger 1 Surviving Corporation, the Merger 2 Surviving Corporation and the Surviving Company.

(a) Subject to Section 6.6 hereof, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated by virtue of Merger 1 at the Effective Time to read in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Merger 1 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such certificate of incorporation. Subject to Section 6.6 hereof, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read in the form of the bylaws of Merger Sub 1 as in effect immediately prior to the Effective Time (except that the name of the Company will not change) and, as so amended and restated, shall be the bylaws of the Merger 1 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such bylaws.

(b) Subject to Section 6.6 hereof, the certificate of formation of Merger Sub 2, as in effect immediately prior to the Follow-On 1 Effective Time, shall be amended by virtue of Follow-On Merger 1 at the Follow-On 1 Effective Time to provide that the name of the Follow-On 1 Surviving Company shall be “SunGard, LLC” and, as so amended, shall be the certificate of formation of the Follow-On 1 Surviving Company immediately following the Follow-On 1 Effective Time until thereafter amended in accordance with applicable Law and as provided in such certificate of formation. Subject to Section 6.6 hereof, the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Follow-On 1 Effective Time, shall be amended as of the Follow-On 1 Effective Time to provide that the name of the Follow-On 1 Surviving Company shall be “SunGard, LLC” and, as so amended, shall be the limited liability company agreement of the Follow-On 1 Surviving Company immediately following the Follow-On 1 Effective Time until thereafter amended in accordance with applicable Law and as provided in such limited liability company agreement.

(c) Subject to Section 6.6 hereof, the certificate of incorporation of SCCII, as in effect immediately prior to the Merger 2 Effective Time, shall be amended and restated by virtue of Merger 2 at the Merger 2 Effective Time to read in the form attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Merger 2 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such certificate of incorporation. Subject to Section 6.6 hereof, the bylaws of SCCII, as in effect immediately prior to the Merger 2 Effective Time, shall be amended and restated as of the Merger 2 Effective Time to read in the form of the bylaws of Merger Sub 3, as in effect immediately prior to the Merger 2 Effective Time (except that the name of SCCII will not change), and, as so amended and restated, shall be the bylaws of the Merger 2 Surviving Corporation until thereafter amended in accordance with applicable Law and as provided in such bylaws.

(d) Subject to Section 6.6 hereof, the certificate of formation of the Follow-On 1 Surviving Company, as in effect immediately prior to the Final Effective Time, shall be the certificate of formation of the Surviving Company at and after the Final Effective Time until thereafter amended in accordance with applicable Law and as provided in such certificate of formation. Subject to Section 6.6 hereof, the limited liability company agreement of the Follow-On 1 Surviving Company, as in effect immediately prior to the Final Effective Time, shall be the limited liability company agreement of the Surviving Company at and after the Final Effective Time until thereafter amended in accordance with applicable Law and as provided in such limited liability company agreement.

Section 2.6. Directors and Officers of the Surviving Company.

(a) The directors of Merger Sub 1 as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Merger 1 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 1 Surviving Corporation’s certificate of incorporation and bylaws. The persons designated by Parent prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Merger 1 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 1 Surviving Corporation’s certificate of incorporation and bylaws.

(b) The managers of Merger Sub 2 as of immediately prior to the Follow-On 1 Effective Time shall, from and after the Follow-On 1 Effective Time, be the managers of the Follow-On 1 Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Follow-On 1 Surviving Company’s certificate of formation and limited liability company agreement. The officers of the Merger 1 Surviving Corporation following the Effective Time and at Follow-On 1 Effective Time shall, from and after the Follow-On 1 Effective Time, be the initial officers of the Follow-On 1 Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Follow-On 1 Surviving Company’s certificate of formation and limited liability company agreement.

(c) The directors of Merger Sub 3 as of immediately prior to the Merger 2 Effective Time shall, from and after the Merger 2 Effective Time, be the directors of the Merger 2 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 2 Surviving Corporation’s certificate of incorporation and bylaws. The officers of SCCII at the Merger 2 Effective Time shall, from and after the Merger 2 Effective Time, be the initial officers of the Merger 2 Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Merger 2 Surviving Corporation’s certificate of incorporation and bylaws.

(d) The managers of the Follow-On 1 Surviving Company as of immediately prior to the Final Effective Time shall, from and after the Final Effective Time, be the managers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of formation and limited liability company agreement. The officers of the Follow-On 1 Surviving Company at the Final Effective Time shall, from and after the Final Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of formation and limited liability company agreement.

Section 2.7. Tax Consequences. It is intended that Merger 1 and Follow-On Merger 1, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. It is also intended that Merger 2 and Follow-On Merger 2, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. The parties shall use all reasonable best efforts to cause (a) Merger 1 and Follow-On Merger 1, taken together, and (b) Merger 2 and Follow-On Merger 2, taken together, in each case, to constitute a reorganization under Section 368(a) of the Code. The parties agree to report (a) Merger 1 and Follow-On Merger 1, taken together, and (b) Merger 2 and Follow-On Merger 2, taken together, in each case, for all relevant Tax purposes in a manner entirely consistent with this Section 2.7 and shall not take any position inconsistent therewith in the filing of any Tax Return or in the course of any audit, Tax review or proceeding relating to any Tax Return by a taxing authority. This Section 2.7 shall apply only if (a) the Per Share Merger 1 Stock Amount equals 40% or more of the Per Share Merger 1 Consideration Value and/or (b) the Per Share Merger 2 Stock Amount plus the fair market value of the shares of SCCII held by Merger Sub 2 equals 40% or more of (i) the Per Share Merger 2 Consideration Value plus (ii) the fair market value of the shares of SCCII held by Merger Sub 2.

Section 2.8. FIRPTA Certificate. At Closing, the Company and SCCII shall each deliver to Parent a duly executed certificate pursuant to Treasury Regulation Section 1.1445-2(c)(3), stating that the Company and SCCII (as applicable) is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code.

ARTICLE III

EFFECT ON CAPITAL STOCK; PURCHASE PRICE

Section 3.1. Conversion of Shares.

(a) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub 1 (“Merger Sub 1 Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Merger 1 Surviving Corporation (the “Merger 1 Surviving Corporation Common Stock”).

(b) The following provisions shall be applicable to the conversion of the Company Common Stock in connection with Merger 1:

(i) At the Effective Time, each share of Class L Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) and all rights in respect thereof, shall, by virtue of Merger 1 and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger 1 Consideration, and such shares shall otherwise cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (or uncertificated shares as reflected in the books and records of the Company) that immediately prior to the Effective Time represented any such shares of Class L Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger 1 Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions thereon to which holders become entitled upon the surrender of such shares of Class L Common Stock in accordance with Section 3.2(c), without interest.

(ii) At the Effective Time, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) and all rights in respect thereof, by virtue of Merger 1 and without any action on the part of the holder thereof, shall cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each holder of a Certificate (or uncertificated shares as reflected in the books and records of the Company) that immediately prior to the Effective Time represented any such shares of Class A Common Stock shall cease to have any rights with respect thereto.

(c) The following provisions shall be applicable to the Merger 1 Surviving Corporation Common Stock and the membership units of Merger Sub 2 (“Merger Sub 2 Units”) in connection with Follow-On Merger 1:

(i) At the Follow-On 1 Effective Time, each of the Merger Sub 2 Units outstanding immediately prior to the Follow-On 1 Effective Time shall remain outstanding immediately following the Follow-On 1 Effective Time as outstanding membership units of the Follow-On 1 Surviving Company.

(ii) At the Follow-On 1 Effective Time, each share of Merger 1 Surviving Corporation Common Stock issued and outstanding immediately prior to the Follow-On 1 Effective Time shall cease to be outstanding, shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Merger 2 Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub 3 (“Merger Sub 3 Common Stock”) issued and outstanding immediately prior to the effective time of Merger 2 shall be converted into and become one share of common stock, par value $0.01 per share, of the Merger 2 Surviving Corporation (the “Merger 2 Surviving Corporation Common Stock”).

(e) The following provisions shall be applicable to the conversion of SCCII Capital Stock in connection with Merger 2:

(i) At the Merger 2 Effective Time, each share of SCCII Common Stock issued and outstanding immediately prior to the Merger 2 Effective Time and all rights in respect thereof, by virtue of Merger 2 and without any action on the part of the holder thereof, shall cease to be outstanding, shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor. Each holder of a Certificate (or uncertificated shares as reflected in the books and records of SCCII) that immediately prior to the Merger 2 Effective Time represented any such shares of SCCII Common Stock shall cease to have any rights with respect thereto.

(ii) At the Merger 2 Effective Time, each share of SCCII Preferred Stock issued and outstanding immediately prior to the Merger 2 Effective Time (other than Cancelled Shares and Dissenting Shares) and all rights in respect thereof, shall, by virtue of Merger 2 and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Merger 2 Consideration, and such shares shall otherwise cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate (or uncertificated shares as reflected in the books and records of the Company) that immediately prior to the Merger 2 Effective Time represented any such shares of SCCII Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger 2 Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions thereon to which holders become entitled upon the surrender of such shares of SCCII Preferred Stock in accordance with Section 3.2(c), without interest.

(f) The following provisions shall be applicable to the Merger 2 Surviving Corporation Common Stock and the membership units of the Follow-On 1 Surviving Company in connection with Follow-On Merger 2:

(i) At the Final Effective Time, each of the membership units of the Follow-On 1 Surviving Company outstanding immediately prior to the Follow-On Effective Time shall remain outstanding immediately following the Final Effective Time as outstanding membership units of the Surviving Company.

(ii) At the Final Effective Time, each share of Merger 2 Surviving Corporation Common Stock issued and outstanding immediately prior to the Final Effective Time shall cease to be outstanding, shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

(g) (i) All shares of Company Common Stock that are owned by the Company as treasury shares, (ii) all shares of SCCII Capital Stock that are owned by SCCII as treasury shares, (iii) any shares of Company Common Stock or SCCII Capital Stock owned by Parent, any Merger Sub or any other direct or indirect wholly owned Parent Subsidiary and (iv) any shares of Company Common Stock or SCCII Capital Stock owned by any Company Subsidiary (“Cancelled Shares”) shall, at the Effective Time in the case of shares of Company Common Stock or at the Merger 2 Effective Time in the case of shares of SCCII Capital Stock, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(h) If at any time between the date of this Agreement and the Effective Time any change in the number of issued or outstanding shares of Parent Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into shares of Parent Common Stock) with a record date during such period, the amount of the Aggregate Stock Amount shall be equitably adjusted to reflect such change and, if such change occurs after the date on which the Parent Measurement Price is determined, the Parent Measurement Price shall be equitably adjusted to reflect such change as well.

(i) No fraction of a share of Parent Common Stock will be issued by virtue of the Mergers, but in lieu thereof each holder of Class L Common Stock, SCCII Preferred Stock or a Vested Equity Award that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificates (or, for holders of uncertificated shares of Class L Common Stock or SCCII Preferred Stock, upon proper delivery of a fully executed Letter of Transmittal) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.2(c)(v), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Measurement Price. Shares of Parent Common Stock representing the aggregation of all fractional shares of Parent Common Stock that otherwise would be received by the holder of any Consolidated Capital Stock or Vested Equity Award pursuant to the terms of this Agreement but that instead are paid in cash as described in this Section 3.1(i) will be returned to Parent following Closing as and when cash is paid in lieu of any amount of fractional shares that equals a whole number of shares (based on the Parent Measurement Price). Notwithstanding anything in this Agreement to the contrary, Parent shall in no event as a result of any rounding or otherwise be required to (i) issue more shares of Parent Common Stock at the Closing than the Aggregate Stock Amount less (A) the number of shares of Parent Common Stock required to be returned to Parent pursuant to the preceding sentence and (B) the number of shares of Parent Common Stock underlying the Converted RSUs (assuming for this purpose that such number of shares had not been rounded to the nearest whole number of shares as provided in Section 3.4(e) and without limiting the obligation of Parent to issue such shares of Parent Common Stock upon the settlement of such Converted RSUs in accordance with the terms thereof) or (ii) pay more cash than the Aggregate Cash Amount plus the aggregate amount of cash in lieu of fractional shares of Parent Common Stock payable pursuant to this Section 3.1(i).

Section 3.2. Payment of Merger Consideration.

(a) Prior to the Closing, Parent shall appoint a bank or trust company of national recognition reasonably acceptable to the Company, or Parent’s transfer agent, to act as exchange agent (the “Exchange Agent”) hereunder. At the Closing, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Class L Common Stock and SCCII Preferred Stock, for exchange in accordance with this Section 3.2, (i) certificates or evidence of book-entry shares representing a number of shares of Parent Common Stock sufficient to pay the holders of shares of Class L Common Stock and SCCII Preferred Stock the Per Share Merger 1 Stock Amount and the Per Share Merger 2 Stock Amount, respectively, in respect of each share of Class L Common Stock and SCCII Preferred Stock held by such holders and (ii) an amount of cash sufficient to pay (A) the holders of shares of Class L Common Stock and SCCII Preferred Stock the Per Share Merger 1 Cash Amount and the Per Share Merger 2 Cash Amount, respectively, in respect of each share of Class L Common Stock and SCCII Preferred Stock held by such holders plus (B) the cash to be paid to such holders in lieu of fractional shares pursuant to Section 3.1(i) (such shares of Parent Common Stock together with such cash, the “Exchange Fund”). On the Closing Date, Parent shall cause the Exchange Agent to pay from the Exchange Fund to each holder of Class L Common Stock and each holder of SCCII Preferred Stock who has surrendered its Certificates, if applicable, and delivered a properly completed and duly executed Letter of Transmittal by the second (2nd) Business Day prior to the Closing Date, the Per Share Merger 1 Consideration for each share of Class L Common Stock held by such holder and the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock held by such holder, and following the Closing Date, Parent shall cause the Exchange Agent to pay from the Exchange Fund to each other holder of Class L Common Stock (who has thereafter surrendered its Certificates, if applicable, and delivered a properly completed and duly executed Letter of Transmittal) the Per Share Merger 1 Consideration for each share of Class L Common Stock held by such holder and to each other holder of SCCII Preferred Stock (who has thereafter surrendered its Certificates, if applicable, and delivered a properly completed and duly executed Letter of Transmittal) the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock held by such holder, in each case in accordance with the procedures and timing set forth herein.

(b) At, or as promptly as reasonably practicable after the Final Effective Time, Parent shall or shall cause the Surviving Company to deliver (i) in exchange for each Vested Option and Vested Appreciation Unit which is cancelled pursuant to Section 3.4(c) and Section 3.4(d), the Per Share Merger 1 Consideration for each Net Option/Appreciation Unit Class L Share and the Per Share Merger 2 Consideration for each Net Option/Appreciation Unit Preferred Share relating to each such Vested Option or Vested Appreciation Unit net of the Applicable Withholding Amounts in accordance with Section 3.4(c) and Section 3.4(d) and (ii) in exchange for each Vested RSU which is cancelled pursuant to Section 3.4(f), the Per Share Merger 1 Consideration for each share of Class L Common Stock underlying such Vested RSU and the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock underlying such Vested RSU net of the Applicable Withholding Amount in accordance with Section 3.4(f).

(c) The following provisions shall be applicable to payment of the Per Share Merger 1 Consideration and the Per Share Merger 2 Consideration:

(i) At the time specified in Section 6.7(d), the Company will deliver or mail or will cause to be delivered or mailed to each holder of Class L Common Stock and SCCII Preferred Stock a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”), which shall specify that delivery shall be effected, only upon proper delivery of the related Certificates (or, for holders of uncertificated shares, upon proper delivery of a fully executed Letter of Transmittal) in accordance therewith to the Company or the Surviving Company, as applicable, and instructions for use in surrendering such shares of Class L Common Stock and SCCII Preferred Stock and receiving the applicable Per Share Merger Consideration in respect of the Class L Common Stock and SCCII Preferred Stock evidenced thereby. Upon the surrender of each such Certificate, if applicable, and a properly completed and duly executed Letter of Transmittal at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall, on the Closing Date following the Final Effective Time, pay the holder of such shares of Class L Common Stock and SCCII Preferred Stock the applicable Per Share Merger Consideration in consideration therefor, and such shares of Class L Common Stock and SCCII Preferred Stock and any related Certificate shall (A) in the case of shares of Class L Common Stock be cancelled at and as of the Effective Time, and (B) in the case of shares of SCCII Preferred Stock be cancelled at and as of the Merger 2 Effective Time. Upon the surrender of each such Certificate, if applicable, and a properly completed and duly executed Letter of Transmittal any time after the second (2nd) Business Day prior to the Closing Date, the Exchange Agent shall, no earlier than at the Closing following the Final Effective Time and as soon as reasonably practicable, which shall not exceed five (5) Business Days from receipt by the Exchange Agent of such Certificates, if applicable, and a properly completed and duly executed Letter of Transmittal, pay the holder of such shares of Class L Common Stock and SCCII Preferred Stock the applicable Per Share Merger Consideration in consideration therefor, and such shares of Class L Common Stock and SCCII Preferred Stock and any related Certificate shall (A) in the case of shares of Class L Common Stock be cancelled at and as of the Effective Time, and (B) in the case of shares of SCCII Preferred Stock be cancelled at and as of the Merger 2 Effective Time. Until so surrendered, each such Certificate (other than Certificates representing Cancelled Shares or Dissenting Shares) shall represent solely the right to receive the applicable Per Share Merger Consideration relating thereto.

(ii) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of any shares of Consolidated Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Class L Common Stock and SCCII Preferred Stock are presented to the Exchange Agent, they shall be surrendered and cancelled against delivery of the applicable Per Share Merger Consideration as provided in this Article III.

(iii) No interest shall accrue or be paid on the Per Share Merger Consideration payable upon the delivery of Certificates or Letters of Transmittal. None of Parent, the Surviving Company, the Exchange Agent or any of their respective Affiliates shall be liable to a holder of Consolidated Capital Stock or holder of Company Equity Awards for any cash or interest thereon or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by holders of Class L Common Stock and SCCII Preferred Stock or amounts unclaimed by holders of Company Equity Awards twelve (12) months after the applicable Merger Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Company free and clear of any claim or interest of any Person previously entitled thereto. Any portion of the Exchange Fund which remains unclaimed shall, at Parent’s option, be paid to Parent.

(iv) After the Closing Date, any holder of Class L Common Stock and SCCII Preferred Stock or holder of Company Equity Awards will be entitled to look only to the Surviving Company for payment of their respective claims for the consideration set forth in this Article III, without interest thereon, but will have no greater rights against the Surviving Company than may be accorded to general creditors thereof under applicable Law.

(v) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Article III; provided that the Person to whom such payments are made shall, as a condition precedent to the payment thereof, indemnify Parent and the Surviving Company against any claim that may be made against Parent or the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

(vi) Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(vii) If payment of the Per Share Merger Consideration in respect of a share of Class L Common Stock or SCCII Preferred Stock is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not payable.

(viii) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or uncertificated shares of Class L Common Stock and SCCII Preferred Stock or holder of a Company Equity Award) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment with respect to any cash portion of Per Share Merger Consideration or in lieu of fractional shares shall be paid to any such holder, until the surrender of such Certificate (or uncertificated shares of Class L Common Stock and SCCII Preferred Stock) or other relevant provisions are followed in accordance with this Article III. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or uncertificated shares of Class L Common Stock and SCCII Preferred Stock), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, (A) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(i) and (B) the amount of dividends or other distributions declared on the shares of Parent Common Stock with a record date after the applicable Merger Effective Time and a payment date prior to such surrender that is payable with respect to such whole shares of Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the applicable Merger Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ix) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or short-term obligations guaranteed by the United States or backed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to this Section 3.2. No investment of the Exchange Fund shall relieve Parent, the Surviving Company or the Exchange Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of Class L Common Stock and SCCII Preferred Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

(d) (i) If applicable, for all purposes of this Section 3.2 and for U.S. federal income tax purposes, and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), a holder of Class L Common Stock will be treated as having surrendered, in exchange for the Aggregate Stockholder Cash Consideration to be paid to such holder pursuant to Section 3.1, a number of shares of Class L Common Stock evidenced by Certificates (which are specifically identified by such stockholder in the Letter of Transmittal to be the Certificates exchanged for such stockholder’s Aggregate Stockholder Cash Consideration) equal to the product of (A) the total number of shares of Class L Common Stock held by such stockholder and converted into the right to receive the Per Share Merger 1 Consideration pursuant to this Agreement and (B) the Cash Ratio.

(ii) If applicable, for all purposes of this Section 3.2 and for U.S. federal income tax purposes, and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), a holder of SCCII Preferred Stock will be treated as having surrendered, in exchange for the Aggregate Stockholder Cash Consideration to be paid to such holder pursuant to Section 3.1, a number of shares of SCCII Preferred Stock evidenced by Certificates (which are specifically identified by such stockholder in the Letter of Transmittal to be the Certificates exchanged for such stockholder’s Aggregate Stockholder Cash Consideration) equal to the product of (A) the total number of shares of SCCII Preferred Stock held by such stockholder and converted into the right to receive the Per Share Merger 2 Consideration pursuant to this Agreement and (B) the Cash Ratio.

Section 3.3. Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Consolidated Capital Stock that are outstanding immediately prior to the Effective Time or the Merger 2 Effective Time, as the case may be, and which are held by stockholders who shall have not voted in favor of Merger 1 or Merger 2 or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration, if any. Such stockholders instead shall only be entitled to receive payment of the appraised value of such shares of Consolidated Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such shares of Consolidated Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Effective Time or the Merger 2 Effective Time, as applicable, for the right to receive, without any interest thereon, the Per Share Merger Consideration to which such shares of Consolidated Capital Stock are entitled pursuant to this Agreement, if any, upon surrender in the manner provided in Section 3.2. The Company shall (a) give Parent prompt notice of any notice or demand for appraisal or payment for shares of Consolidated Capital Stock or any withdrawals of such demands received by the Company, (b) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands and (c) not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle any such demands. Any payments made with respect to the Dissenting Shares shall be made from the cash accounts of the Company that exist immediately prior to the Effective Time.

Section 3.4. Treatment of Company Stock Options; Company Appreciation Units; Company Restricted Stock Units.

(a) Immediately prior to the Effective Time, each outstanding and unvested Company Stock Option (other than any such Company Stock Option that is an Underwater Option), and each outstanding and unvested Company Appreciation Unit (other than any Company Appreciation Unit that is an Underwater Appreciation Unit) shall, without any further action on the part of any holder thereof, become fully vested, and shall be treated as a Vested Option and Vested Appreciation Unit, respectively, pursuant to this Section 3.4.

(b) At the Effective Time, each outstanding Vested Option (other than any such Vested Option that is an Underwater Option) shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive (i) no consideration with respect to each share of Class A Common Stock underlying such Vested Option, (ii)(A) the Per Share Merger 1 Consideration with respect to each Net Option/Appreciation Unit Class L Share relating to such Vested Option net of (B) the Applicable Withholding Amount and (iii)(A) the Per Share Merger 2 Consideration with respect to each Net Option/Appreciation Unit Preferred Share relating to such Vested Option net of (B) the Applicable Withholding Amount, and all such Vested Options shall otherwise cease to be outstanding, shall be canceled and cease to exist. The Applicable Withholding Amounts covered under this Section 3.4(b) shall be applied pro rata to reduce (x) the aggregate amount payable in cash in respect of the cancelation of such holder’s Vested Options and (y) the aggregate amount payable in Parent Common Stock in respect of the cancelation of such holder’s Vested Options (based on the Parent Measurement Price); provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Stock Option to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(c) At the Effective Time, each outstanding Vested Appreciation Unit (other than any such Vested Appreciation Unit that is an Underwater Appreciation Unit) shall, without any further action on the part of any holder thereof, in accordance with the terms thereof, to the extent not vested, vest, be cancelled and the holder thereof shall be entitled to receive (i) no consideration with respect to each share of Class A Common Stock underlying such Vested Option, (ii)(A) the Per Share Merger 1 Consideration with respect to each Net Option/Appreciation Unit Class L Share relating to such Vested Appreciation Unit net of (B) the Applicable Withholding Amount and (iii)(A) the Per Share Merger 2 Consideration with respect to each Net Option/Appreciation Unit Preferred Share relating to such Vested Appreciation Unit net of (B) the Applicable Withholding Amount, and all such Vested Appreciation Units shall otherwise cease to be outstanding, shall be canceled and cease to exist. The Applicable Withholding Amounts covered under this Section 3.4(c) shall be applied pro rata to reduce (x) the aggregate amount payable in cash in respect of the cancelation of such holder’s Vested Appreciation Units and (y) the aggregate amount payable in Parent Common Stock in respect of the cancelation of such holder’s Vested Appreciation Units (based on the Parent Measurement Price); provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Appreciation Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(d) Each Underwater Option and each Underwater Appreciation Unit shall be canceled and cease to exist immediately prior to the Effective Time, with no consideration therefor.

(e) Except as set forth in Section 3.4(f), at the Effective Time, by virtue of Merger 1 and Merger 2, each Unvested RSU outstanding immediately prior to the Effective Time shall be converted into that number of restricted share units of Parent Common Stock (“Converted RSUs”) equal to the quotient (rounded to the nearest whole number of restricted share units) obtained by dividing (A) the Company Equity Award Aggregate Value by (B) the Parent Measurement Price. Any Converted RSUs issued pursuant to this Section 3.4(e) shall be subject to the same terms and conditions as were applicable under such Company Restricted Stock Units (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(f) Notwithstanding Section 3.4(e), if the Closing occurs prior to January 1, 2016, then immediately prior to the Effective Time, each Unvested RSU set forth on Section 3.4(f) of the Company Disclosure Schedule shall, without any further action on the part of any holder thereof, become fully vested, and shall be treated as a Vested RSU pursuant to this Section 3.4. At the Effective Time, each outstanding Vested RSU shall, without any further action on the part of any holder thereof, be canceled and converted into the right to receive (i) no consideration with respect to each share of Class A Common Stock underlying such Vested RSU, (ii)(A) the Per Share Merger 1 Consideration for each share of Class L Common Stock underlying such Vested RSU net of (B) the Applicable Withholding Amount and (iii)(A) the Per Share Merger 2 Consideration for each share of SCCII Preferred Stock underlying such Vested RSU net of (B) the Applicable Withholding Amount. The Applicable Withholding Amounts

covered under this Section 3.4(f) shall be applied pro rata to reduce (x) the aggregate amount payable in cash in respect of the cancelation of such holder’s Vested RSUs and (y) the aggregate amounts payable in Parent Common Stock in respect of the cancelation of such holder’s Vested RSUs (based on the Parent Measurement Price); provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company Restricted Stock Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(g) Prior to the Effective Time, the Company and SCCII shall take all actions necessary to effectuate the provisions set forth in this Section 3.4; provided that no action taken by the Company or SCCII shall be required to be irrevocable until immediately prior to the Effective Time. The parties shall, to the extent necessary, cooperate in good faith prior to the Effective Time to minimize the tax impact of the provisions set forth in this Section 3.4 with respect to Company Stock Options, Company Restricted Stock Units and Company Appreciation Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 3.5. Further Action. If at any time after the Effective Time, any further action is necessary to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and SCCII, the directors and officers of the Surviving Company are fully authorized in the name of the Company, SCCII and the Merger Subs to take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement, in each case filed with and made publicly available on or after January 1, 2014 (excluding, in each case, any disclosures set forth in any risk factor section and in any other section to the extent that they are cautionary, predictive or forward-looking in nature, and excluding any exhibits thereto), or (b) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent and the Merger Subs prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of the Company’s covenants contained herein; provided that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided further that the disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 4.1. Corporate Organization.

(a) The Company is a corporation duly organized and validly existing as an entity in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as it is now being conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) SCCII is a corporation duly organized and validly existing as an entity in good standing under the Laws of the State of Delaware. SCCII has the corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as it is now being conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) True, correct and complete copies of the certificate of incorporation of the Company (the “Company Charter”) and of SCCII (the “SCCII Charter”) and the bylaws of the Company (the “Company Bylaws”) and of SCCII (the “SCCII Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(d) Each other Company Subsidiary (i) is duly organized and validly existing as an entity in good standing under the Laws of the jurisdiction in which it is chartered or organized, (ii) is duly qualified to do business as a foreign corporation or foreign organization or other entity and in good standing under the Laws of each jurisdiction where its ownership or leasing of its properties or the conduct of its business requires such qualification and (iii) has full corporate or other organizational power and authority to own or lease, as the case may be, and to operate its properties and to conduct its business as now conducted, except in each of (i) — (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 35,000,000 shares of Class A-1 Common Stock, of which, as of July 31, 2015 (the “Cap Rep Date”), 34,849,657.1600 shares were issued and outstanding, (ii) 35,000,000 shares of Class A-2 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (iii) 35,000,000 shares of Class A-3 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (iv) 29,000,000 shares of Class A-4

Common Stock, of which, as of the Cap Rep Date, 28,393,650.8300 shares were issued and outstanding, (v) 35,000,000 shares of Class A-5 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (vi) 22,000,000 shares of Class A-6 Common Stock, of which, as of the Cap Rep Date, 21,295,238.1000 shares were issued and outstanding, (vii) 35,000,000 shares of Class A-7 Common Stock, of which, as of the Cap Rep Date, 34,849,657.1600 shares were issued and outstanding, (viii) 324,000,000 shares of Class A-8 Common Stock, of which, as of the Cap Rep Date, 35,000,365.3612 shares were issued and outstanding, and (ix) 50,000,000 shares of Class L Common Stock, of which, as of the Cap Rep Date, 28,770,835.5123 shares were issued and outstanding. The authorized capital stock of SCCII consists of (i) 1,000 shares of SCCII Common Stock, of which, as of the Cap Rep Date, 100 shares were issued and outstanding, and (ii) 14,999,000 shares of SCCII Preferred Stock, of which, as of the Cap Rep Date, 7,583,463.0162 shares were issued and outstanding. As of the Cap Rep Date, 5,395,768.3669 shares of Consolidated Capital Stock were held in the Company’s or SCCII’s treasury, as applicable, consisting of 2,627,577.6219 shares of Class A Common Stock, 291,585.0907 shares of Class L Common Stock and 2,476,605.6543 shares of SCCII Preferred Stock. As of the Cap Rep Date, no shares of Consolidated Capital Stock were reserved for issuance except for under the Company Equity Plan. All of the issued and outstanding shares of Consolidated Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) As of the Cap Rep Date, (i) Company Stock Options to acquire shares of Consolidated Capital Stock, consisting of 377,506.0349 shares of SCCII Preferred Stock, 1,432,217.0305 shares of Class L Common Stock and 15,415,329.3453 shares of Class A Common Stock, were outstanding pursuant to the Company Equity Plan or otherwise, (ii) Company Restricted Stock Units, consisting of 353,974.0067 shares of SCCII Preferred Stock, 1,342,939.0632 shares of Class L Common Stock and 12,086,451.5686 shares of Class A Common Stock, were outstanding pursuant to the Company Equity Plan or otherwise and (iii) Company Appreciation Units, consisting 181,474.2786 shares of SCCII Preferred Stock, 688,493.7680 shares of Class L Common Stock and 6,196,443.9116 shares of Class A Common Stock, were outstanding pursuant to the Company Equity Plan or otherwise. All shares of Consolidated Capital Stock that may be issued upon the exercise or settlement of the Company Stock Options, the settlement of the Company Restricted Stock Units, and the settlement of outstanding Company Appreciation Units will be, when issued in accordance with the terms thereof, duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. With respect to the Company Equity Awards, (i) each grant thereof was duly authorized by all necessary corporate action, including, as applicable, approval by the Company’s board of directors, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the Company Equity Plan, (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements (including the related notes) all other applicable Laws, (iv) no modifications have been made to any such grants, (v) the per share exercise price or base price, as applicable, of each Company Stock Option and Company Appreciation Unit was not less than the fair market value of a share of Consolidated Capital Stock on the applicable date of grant and (vi) the treatment of the Company Equity Awards provided in Section 3.4 is permitted under all applicable Laws and the terms and conditions of the Company Equity Plan and the applicable award agreements.

(c) Except pursuant to this Agreement, the Company Equity Plan, the Company Stockholders Agreement, and any Company Equity Awards, neither the Company nor SCCII has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Consolidated Capital Stock or any other securities of the Company or SCCII or any securities representing the right to purchase or otherwise receive any shares of Consolidated Capital Stock or other securities. The Company has provided Parent with a true and complete list (the “Equity Awards List”) of all Company Stock Options, Company Restricted Stock Units and Company Appreciation Units outstanding under the Company Equity Plan or otherwise as of the Cap Rep Date, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price or base price, as applicable, for each such Company Stock Option and Company Appreciation Unit. Since the Cap Rep Date through the date hereof, neither the Company nor SCCII has (i) issued any Consolidated Capital Stock or other securities, other than pursuant to Company Equity Awards outstanding on the Cap Rep Date or (ii) issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the Company Equity Plan or otherwise.

(d) Except as set forth on Section 4.2(d) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than those Liens in effect under the Company Credit Agreements), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 4.2(d) of the Company Disclosure Schedule, no such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other security of any Subsidiary. No Company Subsidiary owns any Consolidated Capital Stock or other equity interest in the Company or SCCII.

(e) Except for the Company Stock Options, Company Restricted Stock Units and Company Appreciation Units, neither the Company nor any Subsidiary has outstanding any stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, income or any other attribute of or related to the Company or any of its Subsidiaries.

(f) There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which equity holders of the Company or its Subsidiaries may vote.

(g) Except as set forth on Section 4.2(g) of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any Company Subsidiary is a party, or by which it is bound, with respect to the governance of the Company or any Company Subsidiary or the voting or transfer of any Consolidated Capital Stock.

(h) Other than the Subsidiaries, the Company does not have, directly or indirectly, any equity interest in any other Person.

(i) The aggregate Indebtedness for borrowed money of the Company and the Company Subsidiaries as of the date hereof is detailed in Section 4.2(i) of the Company Disclosure Schedule.

(j) As of the Cap Rep Date, Section 4.2(j) of the Company Disclosure Schedule sets forth the name of each record holder of the shares of Consolidated Capital Stock and the number of shares of each such class of Consolidated Capital Stock held of record by each such holder.

Section 4.3. Authority; No Violation.

(a) Each of the Company and SCCII has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Required Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and SCCII of the transactions contemplated hereby have been duly, validly and unanimously approved by the boards of directors of the Company and SCCII, respectively. This Agreement has been duly and validly executed and delivered by the Company and SCCII and (assuming due authorization, execution and delivery by Parent and each Merger Sub) constitutes the valid and binding obligation of the Company and SCCII, enforceable against the Company and SCCII in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) The boards of directors of the Company and SCCII have adopted resolutions, by the unanimous written consent of the directors in lieu of a meeting, (i) adopting and approving this Agreement and the transactions contemplated hereby, (ii) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders and SCCII and its stockholders, respectively, (iii) recommending that the Company’s stockholders and SCCII’s stockholders adopt this Agreement and the transactions contemplated hereby, and (iv) directing that this Agreement and the transactions contemplated by this Agreement be submitted to the Company’s and SCCII’s stockholders, respectively, for approval and adoption. As of the date hereof, none of the aforesaid actions by the board of directors of the Company or SCCII has been amended, rescinded or modified.

(c) The approval of this Agreement and the transactions contemplated by this Agreement by (i) the written consent of stockholders holding a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock, (ii) the written consent of stockholders holding a majority of all the votes entitled to be cast by holders of outstanding SCCII Common Stock, (iii) the affirmative vote or written consent of the Majority Principal

Investors (as defined in the Company Charter) and (iv) the approval of the Requisite Principal Investors (as such term is defined in the Company Principal Investor Agreement) pursuant to Section 2.2 of the Company Principal Investor Agreement (collectively, the “Required Stockholder Approval”), are the only other corporate proceedings on the part of the Company and SCCII necessary to approve this Agreement and to consummate the transactions contemplated hereby.

(d) Neither the execution and delivery of this Agreement by the Company or SCCII nor the consummation by the Company or SCCII of the transactions contemplated hereby, nor compliance by the Company or SCCII with any of the terms or provisions of this Agreement, will, (i) assuming the Required Stockholder Approval is obtained, violate any provision of the Company Charter, the Company Bylaws, the SCCII Charter, the SCCII Bylaws or any equivalent organizational documents of any other Company Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 shall have been duly obtained and/or made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (A) violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Contract to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or (C) cause the suspension or revocation of any Company Permit; except for such violations, conflicts, breaches, defaults, suspensions or revocations with respect to clause (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of the Company’s representations and warranties set forth in this Section 4.3 is based on the accuracy of Parent’s representations and warranties in Section 5.14, the Company’s representations and warranties in this Section 4.3 shall be limited to the extent affected by any inaccuracy in Section 5.14.

Section 4.4. Consents and Approvals. Except for (a) the filing with the SEC of the Form S-4 and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Support and Standstill Agreements, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, (c) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (d) such filings and approvals as are required to be made or obtained under the Securities Act, and the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and approval of the listing of such Parent Common Stock on the NYSE, (e) such filings, consents and approvals of Governmental Entities as may be set forth on Section 4.4 of the Company Disclosure Schedule, (f) the Required Stockholder Approval, and (g) such filings or notices required under the rules and regulations of the NYSE and (h) such other consent, approvals, filings or registrations the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no consents or approvals of, filings or registrations with, or notices to any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable exchange or self-regulatory organization, including FINRA (each a “Governmental Entity”), are necessary in connection with (i) the execution and delivery by the Company or SCCII of this Agreement and (ii) the consummation by the Company of Merger 1 and by SCCII of Merger 2 and the other transactions contemplated by this Agreement.

Section 4.5. Reports. Since January 1, 2013, each of the Company, SCCII and SDS has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act (the forms, documents, statements and reports so filed with the SEC since January 1, 2013 under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “Company Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Company Reports complied, and each of the Company Reports filed subsequent to the date of this Agreement will comply, in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and rules and regulations promulgated under each of them, as applicable. Other than SCCII and SDS and the Company Broker-Dealer, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Company Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof. The Company has made available to Parent correct and complete copies of all material correspondence with the SEC since January 1, 2014. To the Knowledge of the Company, as of the date hereof, other than in connection with the Company’s contemplated initial public offering and the registration statement on Form S-1 filed in connection therewith, none of the Company Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 4.6. Financial Statements. The financial statements (including the related notes) contained in the Company Reports (the “Company Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of their consolidated operations and cash flows and changes in stockholders’ equity for the respective fiscal periods then ended, as applicable, except as may be indicated in the notes to such Company Financial Statements and subject to normal year-end audit adjustments in the case of unaudited financial statements, which adjustments would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; each Company

Financial Statement complied at the time it was filed as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto; and each Company Financial Statement has been prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

Section 4.7. Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Mergers or related transactions contemplated by this Agreement, other than fees payable to Goldman, Sachs & Co. and JPMorgan Securities LLC and any other fees payable to any other broker or finder identified to Parent prior to the Closing Date which are taken into consideration in the calculation of Excess Company Transaction Fees.

Section 4.8. Absence of Certain Changes or Events. Since December 31, 2014, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for actions taken in connection with this Agreement, and (b) there has not been any Company Material Adverse Effect. Except as set forth on Section 4.8 of the Company Disclosure Schedule, since December 31, 2014, through the date hereof, the Company has not taken any action that would be prohibited by Section 6.1(b) if taken after the date hereof (other than actions referred to in Section 6.1(b)(ix) which were taken in the ordinary course of business).

Section 4.9. Legal Proceedings.

(a) Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, there are no (i) actions, claims, suits, arbitrations, investigations (including governmental and regulatory investigations) to the Knowledge of the Company or proceedings (including trademark oppositions, cancellations or objections) (each, an “Action”) pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any Company Subsidiary, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”) against the Company or any Company Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate with other related matters arising from the same transaction or series of transactions, reasonably be expected to exceed $5 million in potential liability. As of the date hereof, there is no Action pending against (or, to the Knowledge of the Company, threatened against) the Company or any Company Subsidiary that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Mergers.

(b) Except as set forth on Section 4.9(b) of the Company Disclosure Schedule and except for matters disclosed on Form BD of the Company Broker-Dealer, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2012, ordered to pay any civil money penalty by, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity, that currently restricts the conduct of its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since January 1, 2012, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement, in each case under this Section 4.9(b), which would, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10. Taxes and Tax Returns. Each of the Company and the Company Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements. The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither the Company nor any Company Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. All assessments for Taxes of the Company or any Company Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no material disputes, audits, examinations or proceedings pending, or written claims asserted, for Taxes upon the Company or any Company Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than the Tax Sharing Agreement and any other agreement or arrangement that (a) are exclusively between or among the Company and the Company Subsidiaries, (b) will terminate as of the Effective Time or (c) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes). Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any Person (other than the Company, any Company Subsidiary, AS Spinco or any AS Spinco Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Other than with respect to the Distribution (as such term is used in the Tax Sharing Agreement), neither the Company nor any Company Subsidiary has been within the past two years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any Company Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

This Section 4.10 and Section 4.11 represent the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Tax matters.

Section 4.11. Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Schedule includes a true and complete list of all material Company Benefit Plans and all material Company Employment Agreements.

(b) With respect to each material Company Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each Company Plan document (or a summary thereof if such Company Plan is an unwritten plan) and all amendments thereto, including all material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the IRS, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each material Company Employment Agreement and all amendments thereto.

(c) With respect to each Company Plan: (i) the Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all Laws applicable to such Company Plans; (ii) each Company Plan has been established, administered and funded in all material respects in accordance with its terms and (iii) each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Company Qualified Plans”) (A)(1) has received a favorable determination letter from the IRS with respect to such qualification or (2) is a standardized prototype plan that is the subject of a favorable opinion letter from the IRS on which the Company is entitled to rely, and (B) unless clause (A)(2) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the tax-exempt status of its related trust.

(d) (i) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full and there does not now exist, nor, to the Knowledge of the Company do any circumstances exist that would reasonably be expected to result in, any

Controlled Group Liability that would be a liability of the Company or any Company Subsidiary following the Effective Time; and (iv) no Company Benefit Plan provides retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any Company Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or (v) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, there are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefits claims). No Company Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity.

(g) All Company Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 4.12. Compliance with Law; Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary is, and at all times since the later of January 1, 2012, or its respective date of formation or organization has been, in compliance with all applicable Laws and is not in default under or in violation of any applicable Laws. Since January 1, 2012, neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity of any material violation of any applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) The Company and the Company Subsidiaries are in possession of all licenses, certificates, permits and other authorizations issued by the appropriate Governmental Entities (collectively, “Permits”) necessary for the Company and the Company Subsidiaries to conduct their respective businesses (the “Company Permits”); (ii) all Company Permits are in full force and effect; and (iii) the Company and the Company Subsidiaries are not, and since January 1, 2012 have not been, in, and have not received written notice of, a violation or breach of, or default under, any Company Permit.

(c) This Section 4.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 4.10) and Employee Benefits (which are the subject of Section 4.11).

Section 4.13. Certain Contracts.

(a) Except as set forth in the exhibit index to any Company Report, or as set forth on Section 4.13 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by:

(i) any Contract relating to the incurrence or guarantee of Indebtedness by the Company or any Company Subsidiary in an amount in excess in the aggregate of $25,000,000;

(ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iii) any joint venture or partnership agreement related to the formation, creation, operation or management of any joint venture or partnership that is material to the Company and the Company Subsidiaries, taken as a whole;

(iv) any material Contract with one of the top ten (10) customers of the Company and the Company Subsidiaries, taken as a whole, as determined by revenue of the Company and the Company Subsidiaries during the 12 months ended December 31, 2014;

(v) any material Contract with one of the top ten (10) vendors to the Company and the Company Subsidiaries, taken as a whole, as determined by expenditures by the Company and the Company Subsidiaries during the 12 months ended December 31, 2014;

(vi) any Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $25 million pursuant to which the Company or any of the Company Subsidiaries has continuing material “earn-out” or other payment obligations and any Contract entered into subsequent to June 1, 2012 relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $25 million pursuant to which the Company or any of the Company Subsidiaries has continuing material indemnification obligations, except, in each case, for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies and acquisitions and dispositions of inventory);

(vii) any Contract that (a) materially restricts the ability of the Company and the Company Subsidiaries to engage or compete in any material business or material product line or compete with any person in any material geographical area or to solicit any customers (other than distribution agreements entered into in the ordinary course of business), or (b) to the Company’s Knowledge, limits the ability of Parent or any Parent Subsidiaries (other than the Company or any Company Subsidiary) to do so following the Closing;

(viii) any Contract that provides for any material payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries or all or substantially all of their assets, other than any Company Benefit Plan set forth in Section 4.11(a) of the Company Disclosure Schedule;

(ix) any Contract that grants any right of first refusal or right of first offer or similar right with respect to any assets or businesses of the Company and its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

(x) any material Company IP Contract.

Each such Contract described in clauses (i) – (x) is referred to herein as a “Company Material Contract”.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, each Company Material Contract is valid and binding on the Company (or, to the extent a Company Subsidiary is a party, such Company Subsidiary) and, to the Knowledge of the Company, any other party thereto, and is in full force and effect and enforceable against the Company or the Company Subsidiary, as applicable (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other party, is in breach or default under any Company Material Contract, and no event has occurred or condition exists which, with notice or the passage of time or both, would constitute such a breach or default. Neither the Company nor any Company Subsidiary has received notice of any material violation or default under any Company Material Contract by any other party thereto. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts.

Section 4.14. Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries under GAAP or in the notes thereto, except for (a) liabilities that are reflected or reserved against on the consolidated balance sheet of the Company as of March 31, 2015 included in the Company Financial Statements or the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Financial Statements and (c) liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.15. Environmental Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, investigations by any Person or Governmental Entity (including, without limitation, any of the foregoing seeking to impose actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of the Company Subsidiaries (“Environmental Claims”) that are reasonably likely to result in the imposition of any liability or obligation under Environmental Laws or regarding any hazardous substance or waste, or pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries, and all past Environmental Claims formerly pending against the Company or any of the Company Subsidiaries have been finally and fully resolved, (ii) neither the Company nor any Company Subsidiary is subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws, (iii) the Company and each Company Subsidiary is in compliance with all, and has not violated any, applicable Environmental Laws, including obtaining and complying with all Permits required pursuant to Environmental Laws, (iv) neither the Company nor any Company Subsidiary has received any written communication from any Governmental Entity alleging that the Company or any Company Subsidiary is not in compliance with any Environmental Laws, and, to the Knowledge of the Company, there are no circumstances or conditions at any properties owned, leased, operated or used by the Company or any Company Subsidiary that could result in noncompliance with any Environmental Laws, (v) neither the Company nor any Company Subsidiary has used, treated, stored, disposed of, arranged for or, to the Knowledge of the Company, permitted the disposal of, transported, handled, or released, or, to the Knowledge of the Company, exposed any person to any Hazardous Materials, or, to the Knowledge of the Company, owned, leased, or operated any property or facility that is contaminated by any Hazardous Materials so as to give rise to any liabilities under Environmental Laws, (vi) neither the Company nor any Company Subsidiary is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby: (a) to perform a site assessment for Hazardous Materials, (b) to remove or remediate Hazardous Materials, (c) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (d) to alter, modify, renew, change or update any Permit required or necessary for the Company’s or any Company Subsidiary’s operations or business under Environmental Law.

Section 4.16. Real Property.

(a) Each of the Company and the Company Subsidiaries has good title free and clear of all Liens other than Permitted Liens to the real property set forth on Section 4.16(a) of the Company Disclosure Schedule (the “Company Owned Properties”). The Company has not received written notice of any unremedied violation of the Company Owned Properties and all improvements on the Company Owned Properties and the operations therein conducted conform to and comply with all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, licenses and permits and other regulations (including the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments, reservations or other impediments, except for possible nonconforming uses or violations that individually, or in the aggregate, have not had and would not result in a Company Material Adverse Effect. To the Company’s Knowledge, the Company Owned Properties and all buildings, structures, improvements and fixtures located on the Company Owned Properties have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each lease pursuant to which the Company or any Company Subsidiary leases any material real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Company Leases”; the property covered by Company Leases under which the Company is a lessee is referred to herein as the “Leased Real Property”) and is valid, binding and enforceable against the Company or an applicable Company Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no defaults by the Company or any Company Subsidiary, as applicable, under any of the Company Leases other than those which would not, individually or in the aggregate, reasonably be expected to result in the termination of such Company Leases and have a Company Material Adverse Effect. Each Leased Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17. State Takeover Laws. Each of the Company and SCCII has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and each Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and the Merger Subs herein, no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Charter, the Company Bylaws, the SCCII Charter or the SCCII Bylaws, would (a) prohibit or restrict the Company’s or SCCII’s ability to perform their respective obligations under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger or their ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger, or any provision hereof or thereof, or (c) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger.

Section 4.18. Internal Controls.

(a) None of the Company or the Company Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or the Company Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committees of each of the Company and SCCII (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and the audit committee of the board of directors of the Company and a copy has previously been made available to Parent. As of the date hereof, to the Knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since December 31, 2014 through the date hereof, (i) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of the officers, directors, employees or agents to the boards of directors of the Company or any committee thereof or to any director or officer of the Company.

Section 4.19. Insurance. The Company and the Company Subsidiaries, taken as a whole, are insured against such losses and risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practice and are sufficient for compliance with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in breach or default of any insurance policies maintained by the Company or any Company Subsidiary or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy, and there is no material claim pending under such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies.

Section 4.20. Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth, as of July 31, 2015, a true and complete list of the Company IP (other than that described in clause (iv) of the definition thereof) material to the Company and the Company Subsidiaries, taken as a whole, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction. All Intellectual Property disclosed in Section 4.20(a) of the Company Disclosure Schedule, other than pending applications, are subsisting and, to the Company’s Knowledge, are valid and enforceable.

(b) (i) Either the Company or a Company Subsidiary owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all material Company IP used in their respective businesses as currently conducted free and clear of any Liens, and all such rights shall survive the consummation of the transactions contemplated in this Agreement on substantially similar terms as such rights existed prior to Closing; (ii) there are no pending and, to the Knowledge of the Company, since January 1, 2012, there have not been any threatened, claims by any Person alleging infringement, misappropriation or other violation by the Company or any Company Subsidiary of any other Person’s Intellectual Property, in each case, which are material to any business unit of the Company subject to such claim; (iii) there are no pending or, to the Knowledge of the Company, threatened material Actions challenging the validity or enforceability of any of the Owned Business Intellectual Property or Inbound Intellectual Property Licenses to which the Company or a Company Subsidiary is a party, or ownership by the Company or any Company Subsidiary of any of the Owned Business Intellectual Property; (iv) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not misappropriate, infringe or otherwise violate in any respect any Intellectual Property of any other Person except where the potential damages, costs or other losses (including any penalties) related to such misappropriation, infringement or violation (including as relates to the loss of use of the Intellectual Property underlying such misappropriation, infringement or violation) would not be material to any applicable business unit of the Company which misappropriated, infringed or otherwise violated such Intellectual Property; (v) neither the Company nor any Company Subsidiary has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the Company IP since January 1, 2012; and (vi) to the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Company IP owned by the Company or a Company Subsidiary where the potential damages, costs or other losses (including any penalties) related to such misappropriation, infringement or violation (including as relates to the loss of use of the Intellectual Property underlying such misappropriation, infringement or violation) would be material to any applicable business unit of the Company which utilizes such Company IP.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and any relevant Subsidiary owns or has a valid right to access and use all Company IT Assets. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company IT Assets used to provide software or services, directly or indirectly, to customers of the Company and the Company Subsidiaries (i) are in satisfactory working order, reasonably sufficient to meet current capacity, and to the extent they were developed by or on behalf of the Company or any Company Subsidiary, are substantially free from programming errors or defects; (ii) to the extent they are under the control of the Company or any Company Subsidiary, (A) have commercially reasonable security arrangements and systems support designed to protect against the risk of material error, breakdown, failure or security breach occurring and (B) are configured and maintained in a commercially reasonable manner designed to protect against the presence of viruses, worms or other similar malicious code that disrupt or adversely affect the functionality, or provide unauthorized access, of the Company IT Assets; and (iii) have not suffered any security breach in the last three (3) years in a manner that impaired the Company’s or the Company Subsidiaries’ ability to deliver the Company’s core products and services to their respective customers or that applicable Laws require disclosure to any Governmental Entity, as applicable.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company IP owned by the Company or the Company Subsidiaries is not subject to any pending or outstanding Action or Order, and to the Knowledge of the Company there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use such Company IP, or that would restrict, impair or otherwise adversely affect the Company’s or the Company Subsidiaries’ use thereof or their rights thereto.

(e) Except as set forth in Section 4.20(e) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, all Employees and independent contractors who have contributed to or participated in the development of any of the Business Intellectual Property owned or purported to be owned by the Company or its Subsidiaries and have executed an agreement that includes assignment to the Company or a Company Subsidiary of all Intellectual Property in any work, materials or inventions they have created or developed within the scope of their employment (to the extent such rights did not otherwise vest with the Company or any Subsidiary under applicable Law). Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have taken commercially reasonable steps to protect, preserve and maintain the value and proprietary nature of any Trade Secrets included in the Owned Business Intellectual Property, and operate a system of commercially reasonable internal controls designed to protect any proprietary and confidential information from unauthorized access, disclosure and use, and to the Company’s Knowledge, there has been no prior unauthorized disclosure to any third-party of any of the Company’s or Company Subsidiaries’ confidential or proprietary information that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(f) Except as set forth in Section 4.20(f) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, none of the Company Software contains, is derived from, or is distributed, integrated, or bundled with software subject to any license commonly referred to as a “copyleft” or “open source” license (“Open Source Software”) that, as used, modified, integrated, bundled, or distributed by the Company or Company Subsidiary: (i) requires or conditions the use or distribution of such Company Software on the disclosure, licensing or distribution of any source code for any portion of the Company Software; or (ii) otherwise imposes an obligation on the Company or Company Subsidiary to distribute any Company Software on a royalty-free basis.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, no third party has any right to disclose, deliver, license, sell, sublicense, or otherwise transfer any right to or in any Company Source Code, whether by Contract or otherwise, other than pursuant to customary source code escrow provisions intended to protect any such customer against the Company’s or any Company Subsidiary’s insolvency or other customary release conditions.

Section 4.21. Affiliate Transactions. Other than (a) as disclosed in Section 4.21 of the Company Disclosure Schedule, (b) the Company Employment Agreements, (c) any transaction under any Company Benefit Plan, (d) any Contracts with Affiliates (or any of their portfolio companies, including AS Spinco and its subsidiaries) entered into in the ordinary course of business on arms’-length terms in which one party is a customer of the other or (e) as contemplated by this Agreement, there are no transactions, Contracts, arrangements or understandings, or series of related transactions, Contracts, arrangements or understandings, nor are there any currently proposed transactions, Contracts, arrangements or understandings, or series of related transactions, Contracts, arrangements or understandings, between the Company and/or any Company Subsidiary, on the one hand, and any (i) officer or director of the Company or any Company Subsidiary, (ii) stockholder who beneficially owns five percent (5%) or more of the shares of any class of Consolidated Capital Stock or (iii) Affiliate of the Company or any of the foregoing Persons in (i) or (ii) (other than any Company Subsidiary), on the other hand, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act (an agreement with respect to any of the foregoing, an “Affiliate Agreement”).

Section 4.22. Company Ownership of Parent Securities. Neither the Company nor any Company Subsidiary beneficially owns any shares of Parent Common Stock or any options, warrants or other rights to acquire Parent Common Stock.

Section 4.23. Broker-Dealer, Investment Adviser and Transfer Agent Subsidiaries.

(a) The Company Broker-Dealer is and has been, since January 1, 2013, (i) duly registered as a broker-dealer under the Exchange Act and registered, licensed or qualified in all jurisdictions where such registration, licensing or qualification is so required by applicable Law and (ii) a member of FINRA and each other exchange or self-regulatory organization in which its membership is required by applicable Law in order to conduct its business as now conducted. Company Investment Adviser is registered with the SEC as an investment adviser under the Advisers Act, and is a member in good standing of such other organizations in which its membership is required by applicable Law in order to conduct its business. Company UK Broker-Dealer is and has been, since January 1, 2013, (i) duly authorized by the Financial Conduct Authority (or its predecessor regulator, the Financial Services Authority) and under any applicable Law of the United Kingdom and is registered, licensed or qualified in all jurisdictions where such registration, licensing or qualification is so required and (ii) a member of each exchange or self-regulatory organization to which its membership is required by applicable Law in order to conduct its business. Company Transfer Agent is and has been, since February 6, 2015, duly registered as a transfer agent under the Exchange Act. Since January 1, 2013, neither the Company nor any of the Company Subsidiaries, other than the Company Registered Subsidiaries, is or has been required to be registered as a broker-dealer, investment adviser or transfer agent in any jurisdiction or with any exchange or self-regulatory organization.

(b) The officers and employees of, and any other person associated with, each Company Registered Subsidiary who are or were required to be licensed or registered for the activities conducted by them on behalf of each Company Registered Subsidiary are or have been since January 2, 2015, in the case of the Company Investment Adviser, since February 6, 2015, in the case of the Company Transfer Agent, and since January 1, 2013, in the case of the other Company Registered Subsidiaries, duly licensed or registered in each state or jurisdiction in which and with each Governmental Entity with whom such licensing or registration is so required.

(c) Since January 2, 2015, the Company Investment Adviser, since February 6, 2015, the Company Transfer Agent, and since January 1, 2013, the other Company Registered Subsidiaries have filed all material registrations, reports and statements in a timely manner, together with any amendments required by applicable Law to be made with respect thereto, that were required to be filed under any applicable Law, with any applicable Governmental Entity (collectively, the “Company Regulatory Reports”). As of their respective dates, each Company Regulatory Report complied in all material respects with applicable Law. To the Knowledge of the Company, none of the Company Registered Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect of term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound.

(d) Except as disclosed in any Form BD filed by Company Broker-Dealer, neither Company Broker-Dealer nor, to the Knowledge of the Company, any “associated person” (as defined in section 3(a)(18) of the Exchange Act) thereof is subject to a “statutory disqualification” (as defined in section 3(a)(39) of the Exchange Act) or subject to a disqualification which would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of Company Broker-Dealer. Company Investment Adviser and, to the Knowledge of the Company, every “person associated” (within the meaning of the Advisers Act) with Company Investment Adviser are not ineligible pursuant to Section 203(e) or (f) of the Advisers Act to act as an investment adviser or as a person associated with a registered investment adviser. Except as disclosed in any Form BD or Form ADV filed by any Company Registered Subsidiary, as applicable, there is no Action pending or, to the Knowledge of the Company, threatened in writing that would reasonably be expected to result in Company Broker-Dealer, Company Investment Adviser, or any of their respective “associated persons” (as defined in the Exchange Act or the Advisers Act, as applicable) becoming ineligible to act in such capacity.

(e) As measured as of the last day of the month ending immediately preceding the date hereof and as of the last day of the month immediately preceding the Closing Date, Company Broker-Dealer has or will have net capital (as defined in Rule 15c3-1 under the Exchange Act) that (i) satisfies the minimum net capital requirements of the Exchange Act and the Laws of any jurisdiction in which Company Broker-Dealer conducts business and (ii) in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act. As measured as of the last day of the month ending immediately preceding the date hereof and as of the last day of the month immediately preceding the Closing Date, Company UK Broker-Dealer has or will have net capital that satisfies the minimum net capital requirements promulgated by the Financial Conduct Authority and the applicable Laws of any jurisdiction in which Company UK Broker-Dealer conducts business.

Section 4.24. Foreign Corrupt Practices Act.

(a) None of the Company or any Company Subsidiaries, any of their respective officers or employees, or, to the Knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has, since January 1, 2012, (i) made or offered to make or received any direct or indirect payments in material violation of any applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal in any material respect under any applicable Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in material violation of any applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010). There are no pending internal investigations and, to the Knowledge of the Company, no pending or threatened Actions, in each case, regarding any action or any allegation of any action described above.

(b) The operations of the Company and the Company Subsidiaries are and have been conducted at all times since January 1, 2012 in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. No Action by or before any Governmental Entity that is material to the Company and the Company Subsidiaries, taken as a whole, with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(c) None of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective Representatives or Affiliates (nor any Person acting on behalf of any of the foregoing) is currently subject to any material sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. No Action by or before any Governmental Entity that is material to the Company and the Company Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of the Company, threatened.

Section 4.25. Data Privacy.

(a) The Company and the Company Subsidiaries have been in material compliance with all applicable privacy policies, terms of use and data protection laws and regulations (“Data Protection Laws”) with respect to the collection, storage, use, and dissemination of Personal Data, and have implemented and maintained an information security program that is in material compliance with all applicable Data Protection Laws in all material respects and includes administrative, technical and physical safeguards intended to protect against reasonably anticipated threats or hazards to the privacy, security, integrity and confidentiality of Personal Data of customers.

(b) Except as disclosed in Section 4.25(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, for the three (3) years prior to the date hereof, there has been no (i) destruction or misuse of Personal Data,

(ii) inadvertent, unauthorized and/or unlawful processing, disclosure, access, alteration, corruption, transfer, sale or rental, destruction, or use of Personal Data, in each case, that was not disclosed as required by applicable Law, or (iii) any other act or omission that compromised the security, confidentiality, or integrity of Personal Data, in the case of each of clauses (i), (ii) and (iii), which (x) has caused a material disruption to the Company and the Company Subsidiaries, taken as a whole, or (y) that would require under applicable Data Protection Laws that the Company or such Company Subsidiary notify its customers thereof. There are no complaints, Actions, fines or other penalties pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary in connection with any such incidents as described in (i), (ii), and (iii).

(c) Since January 1, 2012, neither the Company nor, to the Knowledge of the Company, any Company Subsidiary has received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential material violation of any Data Protection Laws by the Company or a Company Subsidiary, nor, to the Knowledge of the Company, is the Company or any Company Subsidiary under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Laws.

(d) This Section 4.25 represents the sole and exclusive representations and warranties of the Company and the Company Subsidiaries regarding Data Privacy matters.

Section 4.26. Labor Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2013, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Additionally, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or any Company Subsidiary or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary; and (iii) there are no charges with respect to or relating to the Company or any Company Subsidiary pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes and (ii) each of the Company and each Company Subsidiary has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and none of the Company or any Company Subsidiary currently employs, or, since January 1, 2013, has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

Section 4.27. No Other Representations or Warranties. Except for the representations and warranties made pursuant to Article V of this Agreement and in the certificate to be delivered pursuant to Section 7.3(d), each of the Company and SCCII acknowledges that neither Parent or any Merger Sub nor any other Person on behalf of Parent or any Merger Sub makes any other express or implied representation or warranty with respect to Parent or any Merger Sub or with respect to any other information provided to the Company or SCCII, including any information, documents, projections, forecasts or other material made available to the Company or SCCII in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (a) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement, in each case filed with and made publicly available on or after January 1, 2014 (excluding, in each case, any disclosures set forth in any risk factor section and in any other section to the extent that they are cautionary, predictive or forward-looking in nature, and excluding any exhibits thereto), or (b) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent and the Merger Subs to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V, or to one or more of Parent’s covenants contained herein; provided, that, notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided further, that the disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section of the Parent Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), Parent and each Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1. Corporate Organization.

(a) Parent is a corporation duly organized and validly existing as an entity in good standing under the Laws of the State of Georgia. Parent has the corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as it is now being conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing under the laws of each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) True, correct and complete copies of the articles of incorporation or Parent (the “Parent Charter”) and bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(c) Each Parent Subsidiary (including the Merger Subs) (i) is duly organized and validly existing as an entity in good standing under the Laws of the jurisdiction in which it is chartered or organized, (ii) is duly qualified to do business as a foreign corporation or other foreign organization or other entity and in good standing under the Laws of each jurisdiction where its ownership or leasing of its properties or the conduct of its business requires such qualification and (iii) has full corporate or other organizational power and authority to own or lease, as the case may be, and to operate its properties and to conduct its business as now conducted, except in each of (i) — (iii) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Merger Sub (i) was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, (ii) since its date of formation, has not engaged in any activities nor conducted its operation other than in connection with or as contemplated by this Agreement and (iii) is and will continue to be a direct and wholly owned Subsidiary of Parent at all times through the Effective Time. True and complete copies of (i) Merger Sub 1’s certificate of incorporation and bylaws, (ii) Merger Sub 2’s certificate of formation and limited liability company agreement and (iii) Merger Sub 3’s certificate of incorporation and bylaws, each as in effect as of the date of this Agreement, have previously been made available to the Company.

Section 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock, of which, as of July 31, 2015, 281,582,501 shares were issued and outstanding, and 200,000,000 shares of preferred stock, par value $.01 per share (the “Parent Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of July 31, 2015, 106,308,777 shares of Parent Common Stock were held in Parent’s treasury. As of the date hereof, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for under the employee and director stock plans of Parent set forth on Section 5.2 of the Parent Disclosure Schedule (the “Parent Stock Plans”). As of July 31, 2015, (i) 14,112,018 options to acquire shares of Parent Common Stock (“Parent Stock Options”) were outstanding pursuant to the Parent Stock Plans or otherwise, (ii) 49,736 restricted share units of Parent Common Stock (“Parent Restricted Share Units”) were outstanding pursuant to the Parent Stock Plans or otherwise and (iii) 1,559,939 stock appreciation units in respect of Parent Common Stock (“Parent Stock Units”) were outstanding and unsettled pursuant to the Parent Stock Plans or otherwise. All of the issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the Parent Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are, or will be, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) The authorized capital stock of Merger Sub 1 consists of 100 shares of Merger Sub 1 Common Stock. All shares of Merger Sub 1 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by Parent free and clear of any Liens. The total equity interests in Merger Sub 2 consist of 100 Merger Sub 2 Units. All Merger Sub 2 Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by Parent free and clear of any Liens. The authorized capital stock of Merger Sub 3 consists of 100 shares of Merger Sub 3 Common Stock. All shares of Merger Sub 3 Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by Parent free and clear of any Liens.

(c) Except pursuant to this Agreement and the Parent Stock Plans, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, shares of Merger Sub 1 Common Stock, Merger Sub 2 Units or shares of Merger Sub 3 Common Stock or any other equity securities of Parent or any Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, shares of Merger Sub 1 Common Stock, Merger Sub 2 Units or shares of Merger Sub 3 Common Stock. Parent has provided the Company with a true and complete list of all Parent Stock Options, Parent Restricted Share Units and Parent Stock Units outstanding under the Parent Stock Plans or otherwise as of July 31, 2015, the number of shares subject to each such award, the grant date of each such award, the vesting schedule of each such award and the exercise price or base price, as applicable, for each such Parent Stock Option; since March 31, 2015, through the date hereof, Parent has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Parent Stock Plans or otherwise. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights.

Section 5.3. Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly, validly and unanimously approved by the board of directors of Parent. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) The board of directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) adopting and approving this Agreement and the transactions contemplated hereby and (ii) determining that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Parent and its shareholders. No other corporate proceedings or shareholder approvals on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to be issued in the Mergers.

(c) Each Merger Sub has full corporate power or limited liability company power, as applicable, and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub 1, the sole member of Merger Sub 2 and the sole stockholder of Merger Sub 3, as applicable (which approvals shall be provided promptly (and in no event more than 24 hours) following the execution of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved and this Agreement will be duly and validly adopted by written consent of by the sole stockholders of Merger Sub 1 and Merger Sub 3 and the sole member of Merger Sub 2, respectively, immediately following the execution of this Agreement and no other proceedings on the part of any Merger Sub are necessary to authorize the execution and delivery of this Agreement by such Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Merger Sub and (assuming due authorization, execution and delivery by the Company and SCCII) constitutes the valid and binding obligation of each Merger Sub, enforceable against such Merger Sub in accordance with its terms (except as may be limited by bankruptcy, fraudulent conveyance, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).

(d) Neither the execution and delivery of this Agreement by Parent or any Merger Sub, nor the consummation by Parent or any Merger Sub of the transactions contemplated hereby, nor compliance by Parent or any Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter or the Parent Bylaws or any equivalent organizational documents of any Parent Subsidiary, (ii) violate any provision of Merger Sub 1’s certificate of incorporation or bylaws, (iii) violate any provision of Merger Sub 2’s certificate of formation or limited liability company agreement, (iv) violate any provision of Merger Sub 3’s certificate of incorporation or bylaws or (v) assuming that the consents, approvals and filings referred to in Section 5.4 shall have been duly obtained and/or made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (A) violate any Law applicable to Parent, any Parent Subsidiary or any of their respective properties or assets, (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any Parent Subsidiary under, any of the terms, conditions or provisions of any Contract to which Parent or any Parent Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or (C) cause the suspension or revocation of any Permit; except for such violations, conflicts, breaches, defaults, suspensions or revocations with respect to clause (v) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e) Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of Parent’s representations and warranties set forth in this Section 5.3 is based on the accuracy of the Company’s representations and warranties in Section 4.22, Parent’s representations and warranties in this Section 5.3 shall be limited to the extent affected by any inaccuracy in Section 4.22.

Section 5.4. Consents and Approvals. Except for (a) the filing with the SEC of the Form S-4 and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Support and Standstill Agreements, the Registration Rights Agreement and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, as applicable, (c) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (d) such filings and approvals as are required to be made or obtained under the Securities Act, and the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and approval of the listing of such Parent Common Stock on the NYSE, (e) such filings, consents and approvals of Governmental Entities as may be set forth on Section 5.4 of the Parent Disclosure Schedule, (g) adoption of this Agreement by the written consent of the sole stockholders of Merger Sub 1 and Merger Sub 3 and the sole member of Merger Sub 2 and (g) such filings or notices required under the rules and regulations of the NYSE the failure of which to be made or obtained, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent or any Merger Sub of this Agreement and (ii) the consummation by Parent or any Merger Sub of any of the Mergers and the other transactions contemplated by this Agreement.

Section 5.5. Reports. Since January 1, 2013, Parent has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act (the forms, documents, statements and reports so filed with the SEC since January 1, 2013 under the Securities Act or the Exchange Act, if any, including any amendments thereto, the “Parent Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Parent Reports complied, and each of the Parent Reports filed subsequent to the date of this Agreement will comply, in all material respects, with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated under each of them, as applicable. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Parent Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent Report has been amended or superseded by a later Parent Report filed prior to the date hereof. Parent has made available to the Company correct and complete copies of all material correspondence with the SEC since January 1, 2014. As of the date hereof, none of the Parent Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

Section 5.6. Financial Statements. The financial statements (including the related notes) contained in the Parent Reports (the “Parent Financial Statements”) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof or the results of the consolidated operations and cash flows and changes in stockholders’ equity for the respective fiscal periods then ended, as applicable, except as may be indicated in the notes to such Parent Financial Statements and subject to normal year-end audit adjustments in the case of unaudited financial statements, which adjustments would not, individually or in the aggregate, reasonably be expected to be materially adverse to Parent; each Parent Financial Statement complied at the time it was filed as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto; and each Parent Financial Statement has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

Section 5.7. Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the Mergers or related transactions contemplated by this Agreement, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Centerview Partners LLC.

Section 5.8. Absence of Certain Changes or Events. Since December 31, 2014, (i) Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for actions taken in connection with this Agreement, and (ii) there has not been any Parent Material Adverse Effect. Except as set forth on Section 5.8 of the Parent Disclosure Schedule, since December 31, 2014, through the date hereof, Parent has not taken any action that would be prohibited by Section 6.1(d) if taken after the date hereof.

Section 5.9. Legal Proceedings. There are no (i) Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any Parent Subsidiary, or any of their respective properties, at law or in equity, or (ii) Orders against Parent or any Parent Subsidiary, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending against (or, to the Knowledge of Parent, threatened against) Parent or any Merger Sub that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Mergers.

Section 5.10. Compliance with Law; Permits; Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary is, and at all times since the later of January 1, 2013, or its respective date of formation or organization has been, in compliance with all applicable Laws and is not in default under or in violation of any applicable Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent or any Parent Subsidiary has been named in (i) any regulatory or self-regulatory enforcement Action, (ii) cease and desist order, or (iii) consent and settlement and Parent and the Parent Subsidiaries have not been subject to any formal investigation by a regulatory or administrative body.

Section 5.11. Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected on a consolidated balance sheet of Parent and the Parent Subsidiaries under GAAP or in the notes thereto, except for (a) liabilities that are reflected or reserved against on the consolidated balance sheet of Parent as of March 31, 2015 included in the Parent Financial Statements or the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Parent Financial Statements and (c) liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.12. State Takeover Laws. Each of Parent and each Merger Sub has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties made by the Company herein, no “business combination”, “moratorium”, “fair price”, “control share acquisition” or other state anti-takeover statute or regulation, nor any takeover-related provision in the Parent Charter or the Parent Bylaws, would (a) prohibit or restrict Parent’s or such Merger Sub’s ability to perform their respective obligations under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger or their ability to consummate the transactions contemplated hereby and thereby, (b) have the effect of invalidating or voiding this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger, or any provision hereof or thereof, or (c) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement, any related agreement, the Support and Standstill Agreements, the Registration Rights Agreement or the Certificates of Merger.

Section 5.13. Parent Ownership of Company Securities. Neither Parent nor any Parent Subsidiaries beneficially owns any shares of Consolidated Capital Stock or any options, warrants or other rights to acquire Consolidated Capital Stock.

Section 5.14. Financing. Parent has delivered to the Company true and correct copies of an executed commitment letter, together with the related fee letter (subject to customary redactions), each in effect as of the date of this Agreement from the financial institutions party thereto (together, as they may be amended, modified or replaced in accordance with this Section 5.14, the “Debt Commitment Letter”), to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (together with any replacement debt financing in respect thereof, being collectively referred to as the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner, and to the Knowledge of Parent, no amendment or modification of the Debt Commitment Letter that will reduce the amount of Debt Financing or materially increase the conditionality of such Debt Financing is contemplated, provided, however, Parent may amend, supplement, modify or replace the Debt Commitment Letter as in effect at the date hereof (a) to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, (b) to increase the amount of indebtedness, (c) to effectuate “flex” terms or (d) to replace the commitment under the Debt Commitment Letter by the amount of the commitment obtained on the Term Facility Effective Date as contemplated by the Debt Commitment Letter. As of the date of this Agreement, the commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect and, to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated other than expressly contemplated thereunder. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable (in accordance with its terms) obligation of Parent and, to the Knowledge of Parent, as of the date hereof, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter, together with available cash on hand at Parent and the Company, will, in the aggregate, be sufficient for Parent and the Company to pay all of the amounts required to be provided by Parent for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of any of the Mergers, all related fees and expenses required to be paid as of the date of the consummation of the Mergers and the funds to be provided by (or on behalf of) Parent to the Company to enable the Company to fund the repayment or refinancing of the Company Credit Agreements. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter (other than original issue discount provisions as part of the “flex” terms). As of the date of this Agreement and assuming satisfaction or waiver (to the extent permitted by law) of the conditions to Parent’s and Merger Subs’ obligation to consummate the Mergers, (a) no event has occurred which (with or without notice, lapse of time or both) could constitute a default or breach or failure to satisfy a condition by Parent under the terms and conditions of the Debt Commitment Letter and (b) Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent on a timely basis or that the Debt Financing will not be available to Parent on the date of the Closing.

Section 5.15. No Other Information. Each of Parent and each Merger Sub acknowledges that the Company makes no representations or warranties to Parent, any Merger Sub or any Parent Subsidiary as to any matter whatsoever except as expressly made pursuant to this Agreement. The representations and warranties made pursuant to this Agreement are made solely by the Company, and no stockholder or Representative of the Company shall have any responsibility or liability related thereto.

Section 5.16. Access to Information; Disclaimer. Each of Parent and each Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company made pursuant to this Agreement and the Support and Standstill Agreements and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and each Merger Sub further acknowledges and agrees that none of the Company, SCCII or any of their stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty except pursuant to this Agreement concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations.

Section 5.17. No Other Representations or Warranties. Except for the representations and warranties made pursuant to Article IV of this Agreement, in the certificate to be delivered pursuant to Section 7.2(e) and the Support and Standstill Agreements, each of Parent and each Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty to Parent, any Merger Sub or any Parent Subsidiary with respect to the Company or with respect to any other information provided to Parent or any Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or any Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1. Interim Operations of the Company and Parent.

(a) During the period from the date of this Agreement until the Effective Time (except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Schedule), the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and the Company Subsidiaries shall use reasonable best efforts to (A) preserve intact their current business organization and (B) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of the Company Subsidiaries with respect to matters addressed specifically by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such specific provision.

(b) Except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of the Company Subsidiaries will:

(i) amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii) except for shares of Consolidated Capital Stock to be issued or delivered pursuant to the exercise or settlement of equity-based awards granted pursuant to the Company Equity Plan that are outstanding as of the date hereof, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of (A) any share capital of any class or any other ownership interest of the Company or any of the Company Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any share capital or any other ownership interest of the Company or any of the Company Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire share capital or any other ownership interest of the Company or any of the Company Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any share capital or any other ownership interest of the Company or any of the Company Subsidiaries, or (B) any other securities of the Company or any of the Company Subsidiaries in respect of, in lieu of, or in substitution for, Consolidated Capital Stock outstanding on the date hereof or any capital stock, share capital, other ownership interests, securities or rights in any Subsidiary of the Company (including SCCII);

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding shares of Consolidated Capital Stock (except in respect of the payment of any Applicable Withholding Amount or exercise price in connection with the exercise or settlement of outstanding Company Equity Awards);

(iv) split, combine, subdivide or reclassify any shares of Consolidated Capital Stock or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any shares of Consolidated Capital Stock or otherwise make any payments to stockholders of the Company in their capacity as such;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than the Mergers;

(vi) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction), other than acquisitions, sales or dispositions among the Company and any of the Company Subsidiaries;

(vii) incur, redeem, prepay, defease, cancel, or, in any material respect, modify any Indebtedness (excluding Indebtedness incurred in the ordinary course of business of the type covered by clauses (c) and (d) of the definition thereof), or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than (A) incurrence of Indebtedness for working capital which does not exceed $25,000,000, in the aggregate at any time outstanding, (B) letters of credit issued and maintained by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice and reimbursement obligations in respect thereof, (C) performance bonds issued in the ordinary course of business consistent with past practice or (D) prepayments of Indebtedness in the ordinary course of business consistent with past practice without premium;

(viii) make any material capital expenditures that are not provided for in the Company’s 2015 capital expenditures plan provided to Parent in writing prior to the date of this Agreement;

(ix) (A) grant any increases in the compensation of any employees whose total target annual cash compensation is in excess of $200,000 (or the equivalent thereof where denominated in foreign currencies), directors or executive officers, other than any compensation increase to such individuals in connection with the customary annual compensation review undertaken by the Company and the Company Subsidiaries if the Closing has not occurred prior to March 31, 2016 (subject to consultation with Parent with respect to that review), which increase would be applicable solely from and after April 1, 2016 or (B) grant any increase in the compensation of any employees whose total target annual cash compensation is less than $200,000 (or the equivalent thereof where denominated in foreign currencies), other than to individual employees in the ordinary course of business or any compensation increase to such employees in connection with the customary annual compensation review undertaken by the Company and the Company Subsidiaries if the Closing has not occurred prior to March 31, 2016 (subject to consultation with Parent with respect to that review), which increase would be applicable solely from and after April 1, 2016 or (C) enter into any new or amend any existing employment or severance agreements with any employee whose total target annual cash compensation is in excess of $200,000 (or the equivalent thereof where denominated in foreign currencies), director or executive officer, other than with respect to entering into any agreements with new hires in those certain foreign jurisdictions where such agreements are entered into upon commencement of employment in the ordinary course of business;

(x) except as required by law or the terms of each Company Benefit Plan as of the date hereof, terminate or materially amend any existing Company Benefit Plans or enter into any plan that if it existed as of the date hereof would be a Company Benefit Plan, other than, in each case, to the extent constituting a Change of Control Payment;

(xi) change (A) in any material respect any of the accounting methods used by the Company unless required by GAAP, SEC rules and regulations or applicable Law or (B) with respect to the Company Subsidiaries, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

(xii) change any material method of Tax accounting, make or change any material Tax election, amend any material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xiii) make any non-monetary settlement of any Action that would materially restrict the operation of any of the Company’s or the Company Subsidiaries’ material business lines or material product lines or the Company and the Company Subsidiaries in any material territory or geography;

(xiv) except with respect to Taxes (which shall be covered by Section 6.1(b)(xii)), settle (a) any Action made or pending against the Company or any Company Subsidiary by any Governmental Entity, other than the settlement of Actions solely for monetary damages for an amount for each Action or series of related Actions not in excess of $250,000, or (b) any material Action made or pending against the Company or any Company Subsidiaries, other than the settlement of Actions (other than those initiated by a Governmental Entity) in the ordinary course of business consistent with past practice for an amount for each Action or series of related Actions not in excess of the greater of (A) $3,000,000 and (B) the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the Company Reports;

(xv) enter into any new line of business unrelated to an existing line of business of the Company or any Company Subsidiary;

(xvi) other than in the ordinary course of business, (a) modify or amend in any material respect, or transfer, novate, assign or terminate, any Company Material Contract, (b) enter into any successor agreement to an expiring Company Material Contract that changes the terms of the expiring Company Material Contract or (c) enter into any new agreement that would have been considered a Company Material Contract if it were entered into at or prior to the date hereof; or

(xvii) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) During the period from the date of this Agreement until the earlier of the Effective Time (except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Parent Disclosure Schedule), the business of Parent and the Parent Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice; provided, however, that no action by Parent or any of the Parent Subsidiaries with respect to matters addressed specifically by any provision of Section 6.1(d) shall be deemed a breach of this Section 6.1(c) unless such action would constitute a breach of such specific provision.

(d) Except (i) as may be required by Law, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of the Parent Subsidiaries will:

(i) amend the certificate of incorporation or bylaws of Parent;

(ii) other than in the ordinary course of business consistent with past practice and except for shares of Parent Common Stock to be issued or delivered pursuant to the (A) Parent Equity Plans or exercise or settlement of equity-based awards granted pursuant to the Parent Equity Plans or (B) in connection with acquisitions consistent with past practice, and except for the issuance, grant or delivery of equity-based awards granted pursuant to the Parent Equity Plans in the ordinary course of business consistent with past practice, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of (1) any share capital of any class or any other ownership interest of Parent or any of Parent Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any share capital or any other ownership interest of Parent or any of the Parent Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire share capital or any other ownership interest of Parent or any of the Parent Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any share capital or any other ownership interest of Parent or any of the Parent Subsidiaries, or (2) any other securities of Parent or any of the Parent Subsidiaries in respect of, in lieu of, or in substitution for, Parent Common Stock outstanding on the date hereof or any capital stock, share capital, other ownership interests, securities or rights in any Company Subsidiary (other than, in the case of (1) or (2), any such issuances, sales and dispositions to Parent or any other Parent Subsidiary);

(iii) split, combine, subdivide or reclassify any shares of Parent Common Stock or declare, set aside for payment or pay any dividend (other than Parent’s regular quarterly dividend paid at times that are consistent with past practice, which dividends during the period through December 31, 2015 shall not exceed $0.26 per share per quarter and may thereafter be increased consistent with past practice) (whether in cash, stock or property or any combination thereof) or other distribution in respect of any shares of Parent Common Stock or otherwise make any payments to stockholders of the Parent in their capacity as such;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent;

(v) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any of the Mergers, in connection with, or in compliance with, the HSR Act and other Antitrust Laws, (B) materially delay or materially adversely affect Parent’s ability to obtain the Debt Financing or any Alternative Financing (including adversely affecting Parent’s ability to satisfy the conditions to the Debt Financing or any Alternative Financing) on the date on which the Closing would otherwise occur in accordance with Section 2.2, or (C) otherwise materially delay, prevent or impede the consummation of any of the Mergers and the other transactions contemplated hereby;

(vi) change (A) in any material respect any of the accounting methods used by the Company unless required by GAAP, SEC rules and regulations or applicable Law or (B) with respect to the Parent Subsidiaries, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

(vii) change any material method of Tax accounting, make or change any material Tax election, amend any material Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund; or

(viii) enter into any Contract, commitment or arrangement to do any of the foregoing.

Section 6.2. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and the Company Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Final Effective Time, to the properties, books, Contracts, data, files, information and records of the Company and the Company Subsidiaries, and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Parent Representatives all information concerning the business, operations, properties, assets and personnel of the Company and the Company Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of the Company Subsidiaries to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or the Company Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any Company Subsidiaries is a party (provided the Company shall use reasonable best efforts to develop reasonable alternative arrangements to provide such access or information to Parent, potentially including, to the extent reasonable, targeted redactions, provision of information to counsel to review and summarize for Parent or use of a ‘clean room’ environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) or (iii) constitute a waiver of the attorney-client or other privilege held by the Company or any Company Subsidiary. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, the Company Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement).

Section 6.3. Exclusivity. The Company and its Affiliates shall not, and shall cause the Company Subsidiaries and their respective Representatives not to, directly or indirectly, (a) (i) solicit, (ii) initiate, (iii) knowingly encourage or assist, or (iv) respond to the submission of any proposal or offer from any third-party relating, with respect to the Company or any of the Company Subsidiaries, to any (w) liquidation, dissolution or recapitalization, (x) merger or consolidation, (y) acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any of the Company Subsidiaries or (z) similar transaction or business combination (a “Competing Transaction”), nor (b) participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other third-party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage, any effort or attempt by any Person to pursue or effect a Competing Transaction nor (c) enter into any agreement with respect to a Competing Transaction, except, in the cases of clauses (a)(iv) (and clause (a)(iii) to the extent an action described in clause (a)(iv) would also constitute an action described in clause (a)(iii)) and (b), to the extent failure to do so would be inconsistent with the fiduciary duties of the board of directors of the Company under applicable Law. Any information described in the foregoing clause shall only be provided pursuant to a confidentiality agreement with confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall, and shall instruct all Representatives acting on its and its Affiliates’ behalf to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing. As soon as reasonably practicable after the date hereof, the Company shall instruct each Person (other than Parent and the Merger Subs and their representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such Person to acquire the Company (or any portion thereof) to promptly return or destroy all such information, subject to the terms of such confidentiality agreement.

Section 6.4. Employee Benefits.

(a) For the benefit of employees of the Company and the Company Subsidiaries (the “Employees”), as of the Effective Time, and for a period of at least twelve (12) months thereafter, Parent agrees to (i) provide or cause the Parent Subsidiaries (including the

Surviving Company) to provide each Employee with base salary or wage rates that, in the aggregate, are not less than those in effect for such Employee immediately prior to the Effective Time and (ii) in Parent’s sole discretion (which may be exercised on a plan by plan basis) either, (A) maintain or cause the Parent Subsidiaries (including the Surviving Company) to maintain the Company Benefit Plans (excluding the Company Equity Plan, any defined benefit pension plan and any retiree medical plan, but including the Company’s severance practices as described on Section 6.4(a) of the Company Disclosure Schedule) at the benefit levels that are, in the aggregate, no less favorable than are in effect as of immediately prior to the Effective Time, or (B) provide or cause the Parent Subsidiaries (including the Surviving Company) to provide employee benefits (excluding the Company Equity Plan, any defined benefit pension plan and any retiree medical plan, but including severance entitlements) that, in the aggregate, are no less favorable to each Employee than those in effect for similarly-situated employees of Parent or any of the Parent Subsidiaries.

(b) With respect to each Parent Benefit Plan (including, for the purposes of this Section 6.4, any plan of the Surviving Company which would be a Parent Benefit Plan) following the Effective Time and in which any of the Employees participate, and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of, and entitlement to, benefits (but not for accrual of defined benefit pension benefits) and all other purposes, service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and the Parent Subsidiaries. Parent shall use reasonable best efforts to cause each applicable Parent Benefit Plan to waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not included under the corresponding Company Benefit Plan. The Employees shall be given credit under the applicable Parent Benefit Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Company Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.4 with respect to employees of the Company and the Company Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including employees, former employees, any participant or any beneficiary thereof in any Company Benefit Plan, Company Employment Agreement, Parent Benefit Plan or Parent Employment Agreement or (ii) to continued employment with the Company and the Company Subsidiaries, Parent or the Surviving Company. Notwithstanding anything in this Section 6.4 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Benefit Plan, Company Employment Agreement, Parent Benefit Plan, Parent Employment Agreement or any other employee benefit plans of the Company or Parent.

(d) Bonus Plans

(i) All fiscal year 2015 bonus amounts under annual bonus cash incentive plans of the Company and its Subsidiaries, will be calculated consistent with past practice and paid in the ordinary course of business to the eligible Employees with such bonus amounts calculated based on actual results and performance achieved in respect of fiscal year 2015 prior to the Closing Date and for the period following the Closing Date until the end of fiscal year 2015, in order to ensure the Company’s actual results and performance can be accurately determined, Parent will maintain separate records for the Company for such purpose; provided that, any actions or decisions made by Parent following the Closing Date that materially adversely affect the actual results and performance of the Company for fiscal year 2015 shall be disregarded for purposes of determining the bonus amounts payable in respect of fiscal year 2015. Such fiscal year 2015 bonus amounts shall be paid in the ordinary course of business but no later than March 15, 2016 in the case of Employees who are subject to U.S. taxation (and, so long as an Employee was employed as of the Closing Date and was not thereafter terminated for “cause” and did not resign, without regard to whether such Employee is employed on the payment date).

(ii) To the extent that the Closing Date occurs in fiscal year 2016, Employees shall be eligible to participate (A) prior to the Closing Date, in the Company’s annual bonus cash incentive plans with such bonus amounts calculated based on target performance and pro rated for the number of days in fiscal year 2016 that have occurred prior to the Closing Date, with the fiscal year targets and budget under such plans to be set in consultation with Parent and (B) following the Closing Date, in the Parent’s applicable annual bonus or cash incentive plans for similarly-situated employees of Parent or any of the Parent Subsidiaries, with such amounts calculated based on performance and pro rated for the number of days in fiscal year 2016 that have occurred following the Closing Date; provided that, in the case of (B) Parent will establish individual target incentive amounts for each Employee that are, on a pro-rata basis, at least 80% of each such Employee’s target annual incentive amount for fiscal year 2015; provided further, that, in each case, that an Employee must be employed on the applicable payment date in 2017 in order to receive a bonus payment under any such Company or Parent plans in respect of fiscal year 2016.

Section 6.5. Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to the Company and Parent, respectively. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements.

Section 6.6. Directors’ and Officers’ Insurance and Indemnification.

(a) For six (6) years from and after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of the Company Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the same extent such Persons are currently entitled to indemnification in such capacities under the organizational documents of the Company or such Company Subsidiary, as applicable, and applicable Law, and Parent shall, and shall cause the Surviving Company to, promptly advance expenses as incurred to such Persons to the same extent such Persons are currently entitled to such advancement in such capacities thereunder. Each of Parent and each Merger Sub agrees that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of directors and officers of the Company and the Company Subsidiaries in such capacities and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of the Company Subsidiaries’ respective certificate of incorporation and bylaws (or comparable organizational or governing documents) or in any indemnification agreement, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) fulfill and honor such obligations to the maximum extent permitted by applicable Law. In addition, for a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, cause the limited liability company agreement (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation or bylaws (or other similar organizational documents) of the Company and the Company Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies. If the Company or the Surviving Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Company shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or (ii) Parent will provide, or cause the Surviving Company to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) This Section 6.6 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be binding on all successors and assigns of Parent, each Merger Sub, the Company and the Surviving Company. Parent hereby guarantees the payment and performance by the Surviving Company of the indemnification and other obligations pursuant to this Section 6.6 and limited liability company agreement of the Surviving Company.

(d) In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7. Preparation of Registration Statements.

(a) Following the date of this Agreement, Parent shall promptly prepare, with the cooperation and assistance of (and after review by) the Company and its counsel and accountant and cause to be filed with the SEC, a registration statement on Form S-4 in connection with the issuance of the shares of Parent Common Stock in the Mergers (the “Form S-4” or “Registration Statement”). Parent shall use its reasonable best efforts to file the Form S-4 with the SEC as promptly as reasonably practicable after the date of this Agreement and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, and the Registration Statement shall include all information reasonably requested by such other party to be included therein. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and shall provide the Company with copies of any correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Registration Statement. Notwithstanding the foregoing, prior to filing or mailing the Registration Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company an opportunity to review and comment on such document or response, (ii) shall consider in good faith all comments reasonably proposed by the Company and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock included in the Per Share Merger Consideration for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with any of the Mergers and the issuance of the shares of Parent Common Stock included in the Per Share Merger Consideration.

(b) Each of Parent and each Merger Sub agrees that none of the information supplied or to be supplied by or on behalf of Parent or any Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in a Registration Statement, which is required to be described in an amendment of, or a supplement to, the Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.7(b) shall limit the obligations of any party under Section 6.7(a).

(c) The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in a Registration Statement, which is required to be described in an amendment of, or a supplement to, such Registration Statement, the Company shall promptly notify Parent of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to such Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.7(c) shall limit the obligations of any party under Section 6.7(a).

(d) The Company and SCCII shall solicit the Required Stockholder Approval via written consent as soon as prudently practicable after the Form S-4 becomes effective. In connection therewith, as promptly as practicable after the Form S-4 becomes effective, the board of directors of the Company shall set a record date for determining the stockholders entitled to provide such written consent. The prospectus included in the Form S-4 shall also constitute a consent solicitation statement for the foregoing written consent (the “Consent Solicitation Statement/Prospectus”). As promptly as practicable after the Form S-4 becomes effective, the Company and SCCII shall cause the Consent Solicitation Statement/Prospectus to be mailed to their respective holders, along with the Letter of Transmittal. The Company shall, through its board of directors, recommend to its stockholders that they give the Required Stockholder Approval and shall include such recommendation in such consent solicitation, subject to the board of directors right to effect a change in recommendation if required pursuant to the board of directors’ fiduciary duties under applicable Law. The Company will provide Parent with copies of all stockholder consents it receives. If the Required Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare (subject to the reasonable approval of Parent) and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL.

(e) Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Mergers, and shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

(f) Promptly following the date of this Agreement, and in any event within five (5) Business Days of the date hereof, the Company shall file a registration withdrawal request with the SEC in respect of the Company’s Registration Statement on Form S-1 and exhibits in connection with a possible initial public offering. From the date hereof until the earlier of (i) the termination of this Agreement pursuant to Section 8.1, or (ii) the Final Effective Time, other than in connection with compliance with the immediately preceding sentence, the Company shall and shall cause each Company Subsidiary and all of their respective Affiliates and Representatives to cease incurring any costs, fees or expenses of any third parties in connection with an initial public offering of the Company or any Company Subsidiary.

Section 6.8. Regulatory Matters.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, to make all other filings required by applicable foreign Antitrust Laws identified in Section 6.8(a)(i) of the Parent Disclosure Schedule (collectively, “Foreign Antitrust Approvals”) and to make all filings identified in Section 6.8(a)(ii) of the Company Disclosure Schedule (collectively, “Regulatory Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) days of the date of this Agreement and such filings shall request early termination of the applicable waiting period under the HSR Act, (ii) for applicable Foreign Antitrust Approvals shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within twenty (20) days of the date of this Agreement and (iii) for applicable Regulatory Approvals shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within ten (10) Business Days of the date of this Agreement) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required in connection with the Foreign Antitrust Approvals or any other Antitrust Law or any Regulatory Approvals. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws or any such Regulatory Approvals. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings, telephone calls or discussions with any Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals, (ii) give each other an opportunity to participate in each of such meetings, telephone calls or discussions, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals, (iv) if any Governmental Entity initiates a substantive oral communication in connection with or relating to any Antitrust Laws or any Regulatory Approvals, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals and (vi) provide each other with copies of all written communications to or from any Governmental Entity in connection with or relating to any Antitrust Laws or any Regulatory Approvals. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, each of Parent and each Merger Sub agrees, and shall cause each of the Parent Subsidiaries, to use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other supranational, foreign, national, federal or state law, regulation or decree designed to prohibit, restrict or regulate actions related to competition, antitrust, merger control or foreign investment, including for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”) or the applicable Laws associated with any Regulatory Approvals, and to enable all waiting periods under applicable Antitrust Laws or any Regulatory Approvals to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws or the applicable Laws associated with any Regulatory Approvals that may be asserted by any Governmental Entity, in each case, to cause the Mergers and the other transactions contemplated hereby to occur prior to the Termination Date (any such action, a “Clearance Action”); provided that, using reasonable best efforts shall include but not be limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the share capital, assets, rights, products, services or businesses of Parent, each Merger Sub and the Parent Subsidiaries or the Company and the Company Subsidiaries or any interests or interests therein, (iii) taking or committing to take actions that after the Closing Date would limit Parent’s freedom of action with respect to, or its ability to retain, one or more of the assets, rights, products, services or businesses of Parent, each

Merger Sub, the Company and the Company Subsidiaries or any interest or interests therein and (iv) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided that nothing contained in this Section 6.8(a) shall require Parent or any Merger Sub to, or permit the Company or any Company Subsidiary to (without Parent consent), (A) take any Clearance Action (1) which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operation or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (2) which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operation or financial condition of Parent and the Parent Subsidiaries, taken as a whole, assuming for this purpose that Parent and the Parent Subsidiaries were, in the aggregate, the same size and had the same aggregate results of operations and financial condition as the Company and the Company Subsidiaries do as of the applicable date of determination, or (B) make any divestitures or take other actions or remedies, in each case, not conditioned on the consummation of the Closing.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws and the applicable Laws associated with any Regulatory Approvals which shall be governed by Section 6.8(a), the Company, each of Parent and any Merger Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided that in connection therewith none of the Company or the Company Subsidiaries will without the prior written consent of Parent, make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Mergers required under any applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. Each of the Company and Parent shall use its reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate)

all information required for any filing, submission, application or request to be made pursuant to applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.8(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.8(a).

Section 6.9. Section 16 Matters. Prior to the Effective Time, the board of directors of the Company, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act), shall adopt a resolution consistent with the interpretive guidance of the SEC in the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) providing that the disposition of Consolidated Capital Stock, Company Stock Options, Company Appreciation Units, Performance-Based Appreciation Units, Performance-Based Options, Performance-Based RSUs and Company Restricted Stock Units resulting from the transactions contemplated by this Agreement by any officer or director of the Company who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to securities of the Company shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act. Prior to the Effective Time, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act), shall adopt a resolution consistent with the interpretative guidance of the SEC in the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) providing that the acquisition of Parent Common Stock and Converted RSUs pursuant to this Agreement by any officer or director of the Company who may become subject to the reporting requirements of Section 16 of the Exchange Act with respect to securities of Parent shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

Section 6.10. Filing of Form S-8; Listing of Additional Shares. Parent agrees to file no later than the Effective Time a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Common Stock issuable with respect to Converted RSUs and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted RSUs assumed in accordance with this Agreement remain outstanding. Parent shall at times ensure that there will remain a sufficient amount of unissued Parent Common Stock to meet its share issuance obligations under the Converted RSUs. Parent shall also use its reasonable best efforts to take any action required to be taken by it under any applicable state securities Laws in connection with the conversion of the Company Restricted Stock Units into Converted RSUs and Parent’s certificate of incorporation in order to duly authorize the grant of such rights to subscribe for shares in its share capital free of preemptive rights at or prior to the Effective Time, and the Company shall furnish to Parent any information concerning the Company and holders of the Company Restricted Stock Units as may be reasonably requested by Parent in connection with any such action. Parent shall take all action necessary to cause the Parent Common Stock to be issuable upon the vesting of the Converted RSUs, to be approved for listing on the NYSE at or prior to the Effective Time.

Section 6.11. Vote of SCCII Common Stock. Prior to the Effective Time, the Company shall cause all outstanding shares of SCCII Common Stock to be voted to approve Merger 2 and the other transactions contemplated hereby in accordance with the DGCL and any applicable agreements, either by written consent or at a meeting of the holders thereof duly called and held.

Section 6.12. Treatment of Existing Indebtedness of the Company.

(a) The Company shall, at Parent’s written request, promptly prepare a conditional notice of optional redemption (a “Redemption Notice”) for all of the outstanding principal amount of any or all series of the Notes pursuant to the requisite provisions of the applicable indenture conditioned on the occurrence of the Closing and any other conditions specified by Parent. Parent’s written request shall specify the requested date of the Redemption Notice and the requested redemption date, in each case in accordance with each applicable indenture. The Company shall provide Parent with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. The Company shall use its reasonable best efforts to cause the trustee under the applicable indenture to give any such Redemption Notice to holders of the Notes on the Company’s behalf, and shall timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. On or prior to the redemption date, Parent shall deposit with the trustee under the applicable indentures cash or cash equivalents sufficient to effect such redemption as required pursuant to the term of the applicable indenture. In connection with any redemption contemplated by this Section 6.12, the Company shall, at the written request of the Parent, take such actions, in each case, solely to the extent conditioned on Closing and other conditions specified by Parent, as are required by it pursuant to the terms of the related indenture to facilitate the discharge of the indenture in connection with any such redemption at or following the Effective Time, to the extent such discharge and/or defeasance are permitted by such indenture.

(b) On or prior to the second (2nd) Business Day prior to the Effective Time, the Company shall deliver to Parent copies of customary payoff letters, lien terminations and other instruments of discharge, from each administrative agent or other similar agent under the Company Credit Agreements in the event it is to be refinanced at Closing evidencing, among other things, the payoff of existing indebtedness of the Company and the Company Subsidiaries on the Closing Date and the release of related Liens and other security interests on the Closing Date.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company and the Company Subsidiaries, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and the Company Subsidiaries, as applicable, in connection with the actions of the Company, the Company Subsidiaries and their respective Representatives contemplated by this Section 6.12, and (ii) acknowledges and agrees that the Company, the Company Subsidiaries or their respective Representatives shall not be required to incur any liability to any person prior to the Effective Time with respect to any actions of the Company, the Company Subsidiaries and their respective Representatives contemplated by this Section 6.12. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the actions contemplated by this Section 6.12, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Company’s bad faith or willful misconduct, as finally determined by a court of competent jurisdiction.

Section 6.13. Financing.

(a) To the extent that the Parent does not have cash currently available that is sufficient to enable it to consummate the Merger, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Mergers, all related fees and expenses required to be paid as of the date of the consummation of the Mergers and the funds to be provided by (or on behalf of) Parent to the Company to enable the Company to fund the repayment or refinancing of the Notes (if elected by Parent) and the Company Credit Agreements. In furtherance of the foregoing, Parent shall use its reasonable best efforts to cause the Financing Sources to comply with their obligations under any applicable debt commitment letters, including the Debt Commitment Letter, or definitive financing agreements and to fund, subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter or other definitive financing agreements, on or before the Closing Date any financing required to consummate the transactions contemplated hereby. Parent shall keep the Company informed when so reasonably requested by the Company and in reasonable detail of the status of its efforts to arrange any financing required in connection with the consummation of the transactions contemplated hereby, including any Debt Financing, and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, with respect to any material developments concerning the status of such financing, including any Debt Financing, and the proposed funding date thereunder.

(b) Notwithstanding anything to the contrary contained herein, Parent’s obligations hereunder are not subject to any condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Mergers and the transactions contemplated by this Agreement, including the payment of any fees and expenses and repayment or refinancing of the Notes (if elected by Parent) and the Company Credit Agreements.

Section 6.14. Financing Cooperation.

(a) Prior to the Closing Date and subject to Section 6.14(c), the Company shall provide, and shall use reasonable best efforts to cause its Company Subsidiaries and Representatives to provide, on a timely basis, to Parent all cooperation reasonably requested by Parent that is necessary and customary in connection with the Debt Financing, including the New Notes (as defined in the Debt Commitment Letter), or any replacement, amended, modified or alternative financing elected by Parent and including any financing to refinance (at Parent’s option) the Notes (collectively with the Debt Financing, the “Available Financing”). Without limiting the generality of the foregoing, such cooperation and reasonable best efforts for purposes of this Section 6.14(a) in any event shall include to: (i) provide Parent and the Financing Sources and their respective agents with (A) the financial statements and other financial information regarding the Company and the Company Subsidiaries identified in clauses (A) and (B) of clause (iv) (notwithstanding the provisos of clause (iv)) of Exhibit D of the Debt

Commitment Letter (as in effect on the date hereof) and (B) such financial information related to the Company and its Subsidiaries as is reasonably required by Parent for Parent to produce the pro forma financial statements identified in clause (C) of clause (iv) (notwithstanding the provisos of clause (iv)) of Exhibit D of the Debt Commitment Letter as of the date hereof (or any similar pro forma financial statements required in connection with any Available Financing) and specified in writing by Parent to the Company; provided that the Company and the Company Subsidiaries shall have no obligation to prepare or provide any pro forma financial statements or projections (all information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) participate (including by making members of senior management with appropriate seniority and expertise, reasonably available to participate alongside senior management of Parent) in customary syndication and marketing activities, including sessions with the ratings agencies, in connection with the Available Financing; (iii) reasonably cooperate with the Financing Sources’ and their respective agents’ customary due diligence; (iv) reasonably cooperate with the marketing efforts for any portion of the Available Financing, including using its reasonable best efforts to assist the financing sources in involving the Company’s existing lending and investment banking relationships in any syndication efforts in connection with the Available Financing; (v) assisting Parent in Parent’s preparation of customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, prospectuses and prospectus supplements under the Securities Act and other materials in connection with a syndicated bank financing, securities offering or other debt offering in connection with such Available Financing to the extent relating to the Company and the Company Subsidiaries; (vi) assist Parent with Parent’s preparation of pro forma financial statements and pro forma financial information; (vii) instruct its certified independent auditors to provide (x) consent to use of their reports in any materials relating to the Available Financing, including SEC filings and offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon in accordance with normal customary practice and (y) customary auditors reports and comfort letters (including “negative assurances” comfort) with respect to financial information relating to the Company and the Company Subsidiaries in customary form; (viii) use reasonable best efforts to provide (including using reasonable best efforts to obtain such documents from its advisors) customary certificates and other customary closing documents as may be reasonably requested by Parent or the Financing Sources; (ix) cause the taking of corporate actions within the control of the Company reasonably necessary to permit the completion of the Available Financing; (x) to the extent necessary, use reasonable best efforts to facilitate the pledging of collateral and executing and delivering pledge and security documents (and any other documents or instruments required for the creation and perfection of security interests in the collateral securing the Available Financing) or other definitive financing documents reasonably requested by Parent or the Financing Sources (including guarantees and other deliverables), provided, however, that no obligation of the Company or any of the Company Subsidiaries under any such agreement or instrument under this clause (x) shall be effective until the Closing Date; (xi) so long as such information is reasonably requested by Parent at least 10 Business Days prior to the Closing Date, use reasonable best efforts to provide, at least five (5) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information with respect to the Company and the Company Subsidiaries and reasonably requested by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (xii) provide to Parent such pertinent information reasonably requested by Parent, and update such information, describing the Company or its Subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the Available Financing such that, after giving effect to such updates, (A) such information, when taken as a whole along with the Company Reports filed by the Company since January 1, 2014 through such date, does not contain as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (B) the financial statements and other financial information included in such updated information and the Required Information are sufficiently current pursuant to Rule 3-12 under Regulation S-X to the extent applicable and permit the Company’s independent auditors to issue a customary comfort letter, including customary “negative assurance” comfort (in accordance with normal practices and procedures).

(b) Parent shall promptly, upon request by the Company, reimburse the Company, the Company Subsidiaries and each of their Affiliates, as applicable, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company, the Company Subsidiaries or any of their Affiliates, as applicable, in connection with the cooperation of the Company, the Company Subsidiaries and any of their Affiliates, as applicable, contemplated by this Section 6.14. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their Affiliates (and its and their Representatives) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Available Financing and any information used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from (i) historical information provided by the Company or any Company Subsidiary or (ii) the bad faith or willful misconduct of the Company or any Company Subsidiary, as finally determined by a court of competent jurisdiction.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.14 that would (i) unreasonably interfere with the business or ongoing operations of the Company and the Company Subsidiaries, (ii) in connection with any Available Financing other than the Debt Financing contemplated by the Debt Commitment Letter (including, for the avoidance of doubt, the New Notes (as defined in the Debt Commitment Letter)) as in effect on the date hereof and referenced in Section 5.14, impose on the Company or any of the Company Subsidiaries or any of its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other Representatives, any meaningfully greater burden, obligation, time commitment or other commitment than those that had already been (or would have been) imposed on them in the context of the Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof and referenced in Section 5.14, (iii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (iv) require the Company or any of the Company Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Available Financing prior to the Closing or have any obligation of the Company under any agreement, certificate, document or instrument be effective until the Closing, (v) cause any director, officer or employee or stockholder of the Company or any of the

Company Subsidiaries to incur any personal liability, (vi) conflict with the organizational documents of the Company or any of the Company Subsidiaries or any Laws, (vii) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of the Company Subsidiaries is a party, (viii) provide access to or disclose information that the Company or any of the Company Subsidiaries determines would jeopardize any attorney–client privilege of the Company or any of the Company Subsidiaries, (ix) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period or (x) authorize any corporate action of the Company or any of the Company Subsidiaries that would become effective prior to the Closing.

(d) Parent acknowledges and agrees that, other than out-of-pocket costs and expenses subject to reimbursement pursuant to this Section 6.14, neither the Company nor any of the Company Subsidiaries and Representatives shall have any responsibility for, or incur any liability to, any Person under, any Debt Financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.14; provided, however, that this Section 6.14(d) is not intended to override or mitigate the Company’s obligations under this Agreement, including without limitation, Section 6.14(a). All non-public or otherwise confidential information regarding the Company or any of the Company Subsidiaries obtained by Parent or its Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.15. Termination of Affiliate Agreements. At or prior to the Effective Time, unless otherwise directed in writing by Parent or provided elsewhere herein, the Company shall terminate, or otherwise amend to exclude the Company and any of the Company Subsidiaries as a party thereto (and terminate all obligations or liabilities of the Company and any of the Company Subsidiaries or their respective officers, directors, employees, agents and other Representatives thereunder), all Affiliate Agreements, and all amounts due and payable thereunder and any and all future obligations owing thereunder shall be cancelled, in each case (a) except for those Affiliate Agreements and amounts due and payable thereunder as of the Effective Time as set forth on Section 6.15 of the Company Disclosure Schedule and (b) those certain provisions of and obligations and liabilities under such Affiliate Agreement that expressly survive such termination by their terms.

Section 6.16. Section 280G. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) that the Company, in good faith, determines would receive payments and/or benefits that would separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Parachute Payments”), waivers that provide that no Parachute Payments with respect to such “disqualified individual” shall, in the absence of 280G Stockholder Approval (as defined below), be payable to or retained by such “disqualified individual” to the extent such Parachute Payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of the excise tax under Section 4999 of the Code on such “disqualified individual” (the “280G Waivers”). Following the execution of the 280G Waivers, and prior to the Closing Date, the Company shall hold a vote to obtain approval by its stockholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual”

to receive or retain any Parachute Payments (the “280G Stockholder Approval”). The Company shall provide Parent, at least five (5) Business Days prior to submission to the Company’s stockholders, copies of the documents prepared by the Company in connection with this Section 6.16 and the calculations prepared under Section 280G of the Code, upon which the stockholder vote is being sought.

Section 6.17. Non-Consenting Stockholders. The Company shall prepare and mail an appraisal notice as and to the extent required pursuant to Section 262 of the DGCL to any holder of Consolidated Capital Stock that has not consented to or voted for the adoption of this Agreement and the transactions contemplated by this Agreement that complies with applicable Law. The Company shall (a) provide Parent an opportunity to review and comment on such appraisal notice (including the proposed final version of such document) and (b) shall consider in good faith all comments reasonably proposed by Parent.

Section 6.18. Company Qualified Plan Termination. Prior to, but contingent upon the occurrence of, the Closing and effective as of at least one (1) Business Day prior to the Closing Date, the Company shall take all actions as are necessary to terminate the Company Qualified Plans in accordance with their terms and the requirements of applicable Laws and provide Parent with copies of documents effecting such terminations prior to the Closing Date. Parent and its Affiliates and the Company will use reasonable best efforts, upon the request of any Company employee, to facilitate a direct transfer of an eligible rollover distribution (as defined in section 401(a)(31) of the Code), including any portion of such distribution attributable to outstanding promissory notes, from any Company Qualified Plan to a Parent Benefit Plan that is a “qualified plan” within the meaning of Section 401(a) of the Code.

Section 6.19. No Parent Shareholder Approval. Parent shall not take any action which would cause the vote of the holders of any class or series of capital stock or other equity interests of Parent to be necessary to adopt this Agreement or to consummate any of the transaction contemplated by this Agreement, including the issuance of the shares of Parent Common Stock to be issued in the Mergers.

Section 6.20. Parent Representation Letters. Parent will promptly inform Willkie Farr & Gallagher LLP in writing and provide written notice to the Company, in each case, in accordance with Section 9.3 if prior to the Effective Time, it has reason to believe that any of the statements set forth in the form of Parent Representation Letter attached hereto as Exhibit F are or have become untrue or incorrect in any respect or that it will be unable to deliver the Parent Representation Letter at or immediately prior to the Closing.

ARTICLE VII

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of the Company and SCCII, on the one hand, and Parent and the Merger Subs, on the other hand, to consummate the Mergers are subject to the satisfaction (or waiver by the Company, Parent and the Merger Subs, if permissible under applicable Law) of the following conditions:

(a) the Required Stockholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or any Merger Sub shall have enacted, issued, promulgated, enforced or entered any Law then in effect or issued an order, decree or ruling or taken any other material action, enjoining or otherwise prohibiting consummation of any of the Mergers substantially on the terms contemplated by this Agreement, in each case whether temporary, preliminary or permanent; provided that any Law, order, decree or ruling with respect to foreign Antitrust Laws other than those set forth on Section 7.1(c) of the Company Disclosure Schedule shall be disregarded for purposes of this Section 7.1(b);

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or otherwise been terminated, and the Foreign Antitrust Approvals set forth on Section 7.1(c) of the Company Disclosure Schedule shall have been obtained, and (ii) the Regulatory Approvals shall have been received or obtained by the applicable Person; provided, that this condition will be deemed to be satisfied with respect to the required FINRA approval if, prior to the end of the 30-day period after the initial FINRA filing is submitted (or, if such filing is rejected pursuant to NASD Rule 1017(d), prior to the end of the 30-day period after an amended filing is accepted by FINRA), FINRA has not directed the parties not to complete the sale of the Company Broker-Dealer (or, if such a direction is issued, it no longer is in effect);

(d) the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC, and the Consent Solicitation Statement/Prospectus contained therein shall have been sent to the holders of Consolidated Capital Stock not less than the period prior to the Effective Time required by General Instruction A.2 to Form S-4; and

(e) the Parent Common Stock issuable in the Mergers shall have been authorized for listing on the NYSE upon official notice of issuance.

Section 7.2. Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or waiver by Parent and the Merger Subs) of the following further conditions:

(a) each of the representations and warranties of the Company (i) set forth in Section 4.2(a), Section 4.2(b), Section 4.2(f), Section 4.2(i), and Sections 4.3(a) – (c), shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.2(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to Company Material Adverse Effect, “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Willkie Farr & Gallagher LLP shall not have been informed in writing in accordance with Section 9.3 by any Person who signed the Company Representation Letter or a Sponsor Representation Letter that any of the statements made in the letter signed by such Person are or have become untrue or incorrect in any respect; provided, however, that this condition will be deemed satisfied with respect to the Parent Related Representations in the event that at or immediately prior to the Closing, Parent does not execute and deliver to Willkie Farr & Gallagher LLP (with a copy to the Company) the Parent Representation Letter;

(d) Since December 31, 2014 there shall not (i) have occurred or come into existence and (ii) be continuing a Company Material Adverse Effect; and

(e) Parent shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

Section 7.3. Conditions to the Obligations of the Company. The obligations of the Company and SCCII to consummate the Mergers are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and the Merger Subs, (i) set forth in Section 5.2(a), Section 5.2(b) and Sections 5.3(a) – (c) shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 7.3(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to Parent Material Adverse Effect, “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) each of Parent and each Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or such Merger Sub, as the case may be, at or prior to the Closing; and

(c) Since December 31, 2014 there shall not (i) have occurred or come into existence and (ii) be continuing a Parent Material Adverse Effect; and

(d) the Company shall have received a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4. Frustration of Closing Conditions. None of the Company, Parent or any Merger Sub may rely, either as a basis for not consummating the Mergers or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Mergers and the other transactions contemplated hereby, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by a material breach of this Agreement by such party, or in the case of Parent or any Merger Sub, by either Parent or any Merger Sub.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Mergers contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Required Stockholder Approval:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Mergers shall not have occurred on or prior to June 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or prior to such date; or

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or any Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case, such that the condition set forth in Section 7.1(b) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.8; or

(c) by the Company if (i) the Company is not in material breach of any of its obligations hereunder and (ii) either (A) Parent or the Merger Subs fail to complete the transactions contemplated hereby when required to in accordance with Section 2.2 or (B) Parent or any Merger Sub is otherwise in breach of any of its respective representations, warranties or obligations hereunder that would render any condition set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) not to be satisfied, and, in the case of this clause (B) only, such breach is either (1) not capable of being cured prior to the Termination Date or (2) if curable, is not cured within the earlier of (I) twenty (20) Business Days after the giving of written notice by the Company to Parent and (II) three (3) Business Days prior to the Termination Date; or

(d) by Parent:

(i) if (A) none of Parent or any Merger Sub is in material breach of any of their respective obligations hereunder and (B) the Company is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is either (1) not capable of being cured prior to the Termination Date or (2) if curable, is not cured within the earlier of (I) twenty (20) Business Days after the giving of written notice by Parent to the Company and (II) three (3) Business Days prior to the Termination Date; or

(ii) if stockholders of the Company representing at least eighty-four percent (84%) of each of the outstanding Class L Common Stock, Class A Common Stock SCCII Preferred Stock do not enter into Support and Standstill Agreements substantially in the form attached as Exhibit C hereto (“Support and Standstill Agreements”) within 24 hours following the date hereof; or

(iii) if the Required Stockholder Approval shall not have been obtained by the 25th Business Day following the effectiveness of the Form S-4 (provided that the Form S-4 continues to be effective throughout such 25-Business Day period).

Section 8.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, any Merger Sub, the Company or SCCII or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, the Merger Subs, the Company and SCCII, the obligations pursuant to the Confidentiality Agreement, this Section 8.2, Article IX, Section 6.12(c), Section 6.14(b) and the last sentence of Section 6.2. In the event of the termination of this Agreement in accordance with Section 8.1, nothing contained in this Section 8.2 shall relieve Parent, any Merger Sub, the Company or SCCII of any liability for damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the Company or SCCII from Parent or the Merger Subs, including for any Willful Breach, such damages can be based on the actual and/or potential damages incurred by the Company’s and/or SCCII’s stockholders and/or the holders of the Company Stock Options, Company Restricted Stock Units and Company Appreciation Units, as applicable, in the event such stockholders or holders of Company Equity Awards would not receive the benefit of the bargain negotiated by the Company and SCCII on their behalf as set forth in this Agreement, taking into consideration relevant matters including other combination or other opportunities and the time value of money) resulting from Fraud or Willful Breach prior to such termination by any party hereto. The parties hereto acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.11.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after receipt of the Required Stockholder Approval contemplated hereby, by written agreement signed by each of the parties hereto, by action taken by each of their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after receipt of the Required Stockholder Approval, no such amendment, modification or supplement shall reduce or change the Per Share Merger Consideration or adversely affect the rights of the Company’s or SCCII’s stockholders, as applicable, hereunder without re-obtaining the applicable component of the Required Stockholder Approval; provided further that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Sections 9.1, 9.6, 9.8, 9.9, 9.11, 9.12, 9.17 or 9.18 (and in each case any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) without the prior written consent of the Financing Sources.

Section 9.2. Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

Section 9.3. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or any Merger Sub, to:

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
	Attention:	Michael P. Oates, Marc M. Mayo
	Email:	michael.oates@fisglobal.com; marc.mayo@fisglobal.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Attention:	Robert S. Rachofsky
Adam M. Turteltaub
	Email:	rrachofsky@willkie.com; aturteltaub@willkie.com

(b)	if to the Company or SCCII, to:

SunGard
680 East Swedesford Road
Wayne, PA 19087
	Attention:	Charles Neral
Victoria Silbey
	Email:	Charles.Neral@sungard.com; victoria.silbey@sungard.com

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
	Attention:	William R. Dougherty
Elizabeth A. Cooper
	Email:	wdougherty@stblaw.com; ecooper@stblaw.com

or to such other address (e.g., email address) for a party as shall be specified in a notice given in accordance with this Section 9.3; provided that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4. Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to sections of the Company Disclosure Schedule or Parent Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement (including, the Company Disclosure Schedule or the Parent Disclosure Schedule) or be given any effect in interpreting this Agreement (including the Company Disclosure Schedule or the Parent Disclosure Schedule).

Section 9.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6. Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and the exhibits and instruments referred to herein), that certain Common Interest and Information Sharing Agreement, dated August 2, 2015, that certain agreement reached on July 21, 2015 with respect to joint defense, and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except for (i) the rights of the Company’s stockholders and SCCII’s stockholders to receive the Per Share Merger Consideration and the rights of the holders of the Company Stock Options, Company Restricted Stock Units and Company Appreciation Units to receive the Per Share Merger Consideration and the Converted RSUs, as the case may be, following the Effective Time in accordance with Article III, (ii) as provided in Section 6.6 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions), (iii) as provided in Section 6.12(c) and Section 6.14(b) (which is intended for the benefit of Affiliates of the Company and the Company Subsidiaries (in addition to the Company and the Company Subsidiaries), all of whom shall be third-party beneficiaries of these provisions) and (iv) as provided in Sections 9.1, 9.6, 9.8, 9.9, 9.11, 9.12, 9.17 and 9.18, the Financing Sources shall be third-party beneficiaries of these provisions, are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder.

Section 9.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8. Governing Law. This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, any Merger Sub, the Company or SCCII in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9. Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, the personal jurisdiction of any United States federal court located in the State of Delaware or any other Delaware state court) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware (provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, such action may be brought any United States federal court located in the State of Delaware or any other Delaware state court); provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction. Notwithstanding anything herein to the contrary, each of the parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing, the Available Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 9.10 shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action, (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vii) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State and (viii) that the Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreements. As used in this Section 9.9, “Action” means any lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity.

Section 9.10. Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Mergers will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof (including the parties’ obligations to consummate the Mergers, and Parent’s obligation to pay, and the right to receive the applicable Per Share Merger

Consideration by the stockholders of the Company and SCCII and the holders of Vested Equity Awards) and to any further equitable relief, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity. In no event shall the Company or any of its Affiliates be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.

Section 9.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise), other than by Parent or any of its Subsidiaries following the Closing, without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 9.12 shall be void.

Section 9.13. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Mergers, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Mergers or any of the other transactions contemplated hereby is consummated.

Section 9.14. Transfer Taxes. Any and all transfer, sales, use, excise, goods and services, health services, conveyance, recording or any other similar fees or taxes (including, without limitation, title recording or filing fees, mutation taxes and other amounts payable in respect of transfer filings), and all documentary or other stamp taxes, arising out of or related to the transactions contemplated by this Agreement shall be borne by Parent. For the avoidance of doubt, any stamp or transfer taxes payable to the State of New York or New York City shall be paid by Parent and Parent shall be entitled to any rebates or refunds of such State of New York or New York City stamp or transfer taxes.

Section 9.15. Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16. Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17. WAIVER OF JURY TRIAL. EACH OF PARENT, EACH MERGER SUB, THE COMPANY AND SCCII HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ANY MERGER SUB, THE COMPANY OR SCCII IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF OR DISPUTES AGAINST ANY FINANCING SOURCE.

Section 9.18. No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. None of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or other Available Financing, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources.

Section 9.19. Release. Effective upon the Closing, Parent, on its own behalf and on behalf of the Surviving Company and each of the Company Subsidiaries (each of the foregoing, a “Releasing Party”), hereby releases and forever discharges each stockholder of the Company and SCCII who is party to the Support and Standstill Agreement or who delivers a Letter of Transmittal containing a release of Parent and its Affiliates (including the Company and Company Subsidiaries), and each of the equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of such stockholders (each of the foregoing, a “Released Party”), from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Releasing Parties had, now has or may in the future have, at law or in equity, against any Released Party in any way arising out of, in connection with, pertaining to or by reason of (a) their respective status as such (or as a director of the Company or any Company Subsidiary or a fiduciary of any employee benefit plan of the Company or of any of its present or former Subsidiaries) or (b) any acts or omissions, or alleged acts or omissions, by any of them in their respective capacities as such, which acts or omissions existed or occurred at or prior to the Closing (each, a “Released Claim”); provided, however, that the Releasing Parties expressly do not release their rights and interests (i) under (A) this Agreement, the Support and Standstill Agreement or the Registration Rights Agreement or (B) the Confidentiality Agreement, (ii) with respect to claims, actions, causes of action or any liabilities that arise as a result of Fraud, intentional misrepresentation, willful misconduct or criminal act by the Released Party or (iii) with respect to any claim of, or liability to, the Company or any Company Subsidiary (or any successor thereof) against any Released Party to the extent resulting from the Released

Party’s status as an employee of the Company or any Company Subsidiary. Each of Parent and each Merger Sub covenants and agrees that it will honor such release and will not, and will cause the Surviving Company and its Subsidiaries not to, take any action inconsistent therewith (including commencing any litigation with respect to, or directly or indirectly transferring to another Person, any Released Claim). This Section 9.19 shall survive the Closing, is intended for the benefit of and may be enforced directly by each of the Released Parties, and shall be binding on all successors and permitted assigns of Parent and the Surviving Company.

Section 9.20. Attorney-Client Privilege. Parent waives and shall not assert, and agrees after the Closing to cause the Company and its Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication between any Simpson Thacher & Bartlett LLP (“ST&B”) and any stockholder of the Company who enters into a Support and Standstill Agreement or the Company or any Company Subsidiary made in connection with the negotiation, preparation, execution, delivery or performance of a Support and Standstill Agreement or the Registration Rights Agreement, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such stockholders (and, if requested by Parent, may be waived on behalf of all such stockholders by the stockholders set forth on Section 9.20 of the Company Disclosure Schedule); provided that communications between ST&B and the Company or any Company Subsidiary that do not pertain to the negotiation, preparation, execution, delivery or performance of such shall pass to the Company, the Company Subsidiaries and Parent.

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IN WITNESS WHEREOF, the Company, SCCII, Parent and each Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUNGARD

By:	/s/ Russell P. Fradin
	Name:	Russell P. Fradin
	Title:	President and Chief Executive Officer

SUNGARD CAPITAL CORP. II

By:	/s/ Russell P. Fradin
	Name:	Russell P. Fradin
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

SEAHAWK MERGER SUB 1, INC.

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

SEAHAWK MERGER SUB, LLC

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

SEAHAWK MERGER SUB 3, INC.

By:	/s/ Gary A. Norcross
	Name:	Gary A. Norcross
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]